UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Digirad Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2013

To the Stockholders of Digirad Corporation:

You are cordially invited to attend our annual meeting of stockholders on May 3, 2013. We will hold the meeting at 9:00 a.m. Pacific Daylight Time at our headquarters at 13950 Stowe Drive, Poway, California 92064.

In connection with the annual meeting, we have prepared a proxy statement setting out detailed information about the matters that will be covered at the meeting. We will mail our proxy statement, along with a proxy card, on or about             , 2013 to our stockholders of record as of the close of business on March 12, 2013. These materials and our Annual Report on Form 10-K for the year ended December 31, 2012 are also available electronically at our corporate website (www.digirad.com).

Our board of directors has fixed the close of business on March 12, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at our annual meeting and at any adjournment(s), postponement(s) or other delay(s) thereof. Voting on the matters to be considered at the annual meeting can be done (1) by signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope or (2) in person by ballot at the annual meeting. Important information about attending the annual meeting in person is included in the proxy statement.

The matters that will be considered at the annual meeting are:

1. To elect five directors, each to a one-year term expiring at our 2014 annual meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of our independent auditors;

3. To conduct an advisory (non-binding) vote to approve non-employee director compensation; and

4. To conduct an advisory (non-binding) vote to approve named executive officer compensation.

5. To vote on an advisory (non-binding) stockholder proposal related to the chief executive officer stock ownership, if properly presented at our 2013 annual meeting;

6. To vote on an advisory (non-binding) stockholder proposal related to dilution, if properly presented at our 2013 annual meeting;

7. To vote on a stockholder proposal related to the calling of special meetings by stockholders, if properly presented at our 2013 annual meeting;

8. To vote on an advisory (non-binding) stockholder proposal related to spending by us at certain annual or special stockholder meetings, if properly presented at our 2013 annual meeting; and

9. To transact such other business as may properly come before the annual meeting or any adjournment(s), postponement(s) or other delay(s) thereof.

Your vote is extremely important. Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible. Using a WHITE proxy card to submit your vote now will not prevent you from attending or voting in person by ballot at the annual meeting. If you vote in person by ballot at the annual meeting, that vote will revoke any prior proxy that you have submitted.

This year’s annual meeting will be a particularly important one, and YOUR VOTE IS EXTREMELY IMPORTANT. The Red Oak Fund, L.P. (the “Red Oak Fund”), an affiliate of Red Oak Partners, LLC (“Red Oak Partners” and together with the Red Oak Fund, “Red Oak”), has provided notice that it intends to nominate its own slate of nominees (the “Red Oak Nominees”) at the annual meeting to stand for election as directors in addition to proposing four items of business for consideration by stockholders (the “Red Oak Proposals”). You may receive solicitation materials from Red Oak seeking your proxy to vote for the Red Oak Nominees and the Red Oak Proposals. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE (1) “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND (2) “AGAINST” EACH OF THE RED OAK PROPOSALS. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY COLOR PROXY CARD SENT TO YOU BY RED OAK. Even if you have previously signed a color proxy card sent to you by Red Oak, you have every right to change your vote. You may revoke that proxy and vote as recommended by the board of directors by using the enclosed WHITE proxy card to cast your vote. Only your latest-dated proxy will be counted.

THE BOARD OF DIRECTORS URGES YOU NOT TO RETURN ANY COLOR PROXY CARD SENT TO YOU BY RED OAK, EVEN AS A PROTEST VOTE AGAINST RED OAK, THE RED OAK NOMINEES OR THE RED OAK PROPOSALS.

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

InvestorCom, Inc.

Stockholders Call Toll Free: 877-972-0090

Banks and Brokers Call Collect: 203-972-9300

Your vote is extremely important, regardless of how many or how few shares you own. The board of directors urges you to vote your shares to elect its nominees and against the Red Oak Proposals. Even if you plan to attend the annual meeting in person, please use the enclosed WHITE proxy card to ensure that your vote is counted. Alternatively, follow the easy directions to vote by telephone or Internet. If you vote in person by ballot at the annual meeting, that vote will revoke any prior proxy that you have submitted.

Sincerely,

/s/ Jeffrey E. Eberwein
Jeffrey E. Eberwein Chairman of the Board

Poway, California

            , 2013

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2013

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

PROXY STATEMENT

The board of directors of Digirad Corporation, a Delaware corporation (referred to in this Proxy Statement as “Digirad,” “the Company,” “we” or “us”), is soliciting WHITE proxies from our stockholders in connection with our Annual Meeting of Stockholders to be held on May 3, 2013 and at any adjournment(s), postponement(s) or other delay(s) thereof (the “Annual Meeting”). We will hold the meeting at 9:00 a.m. Pacific Daylight Time at our headquarters at 13950 Stowe Drive, Poway, California 92064.

The accompanying WHITE proxy is solicited by the board of directors and is revocable by the stockholder at any time before it is voted. This Proxy Statement is being mailed to stockholders of the Company on or about                     , 2013 and is accompanied by the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Who May Vote

Only holders of common stock, par value $0.0001 per share (“common stock”), outstanding as of the close of business on March 12, 2013 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 19,266,685 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

Voting Requirements

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions and broker non-votes, if any, count as present at the Annual Meeting for the purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The vote requirement for each matter is as follows:

•

Proposal 1 (Election of Directors) – Directors are elected by a plurality of the votes cast, and the five nominees who receive the greatest number of votes cast in the election of directors will be elected directors for a one-year term expiring at our 2014 annual meeting of stockholders and until their successors are duly elected and qualified.

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Proposal 2 (Ratification of Appointment of Independent Auditors) – The ratification of the appointment of our independent auditors requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon.

•

Proposal 3 (Advisory (Non-Binding) Stockholder Approval of Non-Employee Director Compensation) – The advisory (non-binding) approval of non-employee director compensation requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon.

•	Proposal 4 (Advisory (Non-Binding) Stockholder Approval of Named Executive Officer Compensation) – The advisory (non-binding) approval of named executive officer compensation requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon.

•

Proposal 5 (Advisory (Non-Binding) Stockholder Proposal Related to Chief Executive Officer Stock Ownership) – The approval of the stockholder proposal related to chief executive officer stock ownership requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon.

•

Proposal 6 (Advisory (Non-Binding) Stockholder Proposal Related to Dilution) – The approval of the stockholder proposal related to stock option grants requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon.

•

Proposal 7 Stockholder Proposal Related to the Calling of Special Meetings by Stockholders) – The approval of the stockholder proposal to amend our bylaws to allow the holders of 10% or more of our common stock to call a special meeting requires the affirmative vote of the holders of 66 2/3% of the voting power of all of the then-outstanding shares of common stock.

•

Proposal 8 (Advisory (Non-Binding) Stockholder Proposal Related to Spending by Digirad at Certain Annual or Special Stockholder Meetings) – The approval of the stockholder proposal related to spending by Digirad at certain annual or special stockholder meetings requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon.

In the election of directors (Proposal 1), abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of our independent registered public accounting firm (Proposal 2), the advisory (non-binding) stockholder approval of director compensation (Proposal 3), the advisory (non-binding) Stockholder approval of named executive officer compensation (Proposal 4), the Advisory (Non-Binding) Stockholder proposal related to chief executive officer stock ownership (Proposal 5), the Advisory (Non-Binding) Stockholder proposal related to dilution (Proposal 6), and the Advisory (Non-Binding) Stockholder proposal related to spending by Digirad at certain annual or special stockholder meetings (Proposal 8), abstentions will have the same effect as voting against such proposals, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the Red Oak proposal to amend our bylaws to allow the holders of 10% or more of our common stock to call a special meeting (Proposal 7), abstentions and broker non-votes will have the same effect as voting against such proposal.

This year’s annual meeting will be a particularly important one, and YOUR VOTE IS EXTREMELY IMPORTANT. The Red Oak Fund, L.P. (the “Red Oak Fund”), an affiliate of Red Oak Partners, LLC (“Red Oak Partners” and together with the Red Oak Fund, “Red Oak”), has provided notice that it intends to nominate its own slate of nominees (the “Red Oak Nominees”) at the annual meeting to stand for election as directors in addition to proposing four items of business for consideration by stockholders (the “Red Oak Proposals”). You may receive solicitation materials from Red Oak seeking your proxy to vote for the Red Oak Nominees and the Red Oak Proposals. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE (1) “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD, AND (2) “AGAINST” EACH OF THE RED OAK PROPOSALS. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY COLOR PROXY CARD SENT TO YOU BY RED OAK. Even if you have previously signed a color proxy card sent to you by Red Oak, you have every right to change your vote. You may revoke that proxy and vote as recommended by the board of directors by using the enclosed WHITE proxy card to cast your vote. Only your latest-dated proxy will be counted.

The Board of Directors’ Voting Recommendations

The board of directors recommends that you vote your shares “FOR” each of the board’s five nominees that are standing for election to the board of directors (Proposal 1); “FOR” the ratification of the appointment of our independent auditors (Proposal 2); “FOR” the advisory (non-binding) stockholder approval of director compensation (Proposal 3); “FOR” the advisory (non-binding) stockholder approval of named executive officer compensation (Proposal 4); “AGAINST” the advisory (non-binding) stockholder proposal related to chief executive officer stock ownership (Proposal 5); “AGAINST” the advisory (non-binding) stockholder proposal related to dilution (Proposal 6); “AGAINST” the stockholder proposal related to the calling of special meetings (Proposal 7); and “AGAINST” the advisory (non-binding) stockholder proposal related to spending by Digirad at certain annual or special stockholder meetings (Proposal 8).

If you Receive a Proxy From Red Oak

Representatives of Red Oak have stated that they may propose their own Director nominees and the stockholder proposals described above at the 2013 annual meeting. The Company does not know whether Red Oak will in fact nominate individuals for election as Directors or present the stockholder proposals described above at the 2013 annual meeting or solicit proxies for that purpose. Nominations by Red Oak and Proposals 5, 6, 7 and 8 have NOT been endorsed by the Board. The Company is not responsible for the accuracy of any information contained in any proxy solicitation materials used by Red Oak or any other statements that they may otherwise make.

The Board recommends that you DO NOT sign or return any color proxy card that may be sent to you by Red Oak, even as a protest. Voting against Red Oak’s nominees on a color proxy card that Red Oak sends you is not the same as voting for the Board’s nominees, because a vote against the nominees on its color proxy card will revoke any previous proxy submitted by you. If you have previously submitted a color proxy card, we urge you to revoke that proxy by voting in favor of the board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

How to Vote

If you are a stockholder of record as of the Record Date, you may vote (1) by signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope or (2) in person by ballot at the Annual Meeting. If you hold your shares of common stock in a brokerage account or by a bank or other nominee, you must follow the voting procedures provided by your broker, bank or other nominee, which instructions will be included with your proxy materials.

Giving us your proxy means you authorize the board of directors’ designated proxy holders (who are identified on the enclosed WHITE proxy card) to vote your shares at the Annual Meeting in the manner that you have indicated and in their best judgment on such other matters that may properly come before the Annual Meeting. If you sign, date and return the enclosed WHITE proxy card but do not indicate your vote, the designated proxy holders will vote your shares “FOR” each of the board’s five nominees that are standing for election to the board of directors (Proposal 1); “FOR” the ratification of the appointment of our independent auditors (Proposal 2); “FOR” the advisory (non-binding) stockholder approval of director compensation (Proposal 3); “FOR” the advisory (non-binding) stockholder approval of named executive officer compensation (Proposal 4); “AGAINST” the advisory (non-binding) stockholder proposal related to chief executive officer compensation (Proposal 5); “AGAINST” the advisory (non-binding) stockholder proposal related to dilution (Proposal 6); “AGAINST” stockholder proposal related to the calling of special meetings (Proposal 7); and “AGAINST” the advisory (non-binding) stockholder proposal related to spending by Digirad at certain annual or special stockholder meetings (Proposal 8).

If You Plan to Attend the Annual Meeting

Attendance at the Annual Meeting will be limited to stockholders and the Company’s invited guests. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding shares of common stock in brokerage accounts or through a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact Jeffry Keyes at (800) 947-6134 for directions to the Annual Meeting.

If you are a stockholder of record as of the Record Date, you may vote your shares of common stock in person by ballot at the Annual Meeting. If you hold your shares of common stock in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Annual Meeting.

Revoking a Proxy

You may revoke your proxy by submitting a new proxy with a later date or by notifying our Corporate Secretary in writing at 13950 Stowe Drive, Poway, California 92064. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.

How We Solicit Proxies

We will solicit proxies and will bear the entire cost of our solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished to our stockholders. See “General—Cost of Solicitation.” The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. Annex A to this Proxy Statement sets forth certain information relating to our directors and, certain executive officers who are “participants” in the solicitation of proxies.

If You Receive More Than One Proxy Card

If you hold your shares of common stock in more than one account, you will receive a WHITE proxy card for each account. To ensure that all of your shares of shares of common stock are voted, please vote using a WHITE proxy card for each account that you own. It is important that you vote all of your shares of common stock.

The Red Oak Fund, L.P. (the “Red Oak Fund”), an affiliate of Red Oak Partners, LLC (“Red Oak Partners” and together with the Red Oak Fund, “Red Oak”), has provided notice that it intends to nominate its own slate of nominees (the “Red Oak Nominees”) at the Annual Meeting to stand for election as directors and to propose four items of business for consideration by stockholders (the “Red Oak Proposals”). As a result, you may receive solicitation materials from Red Oak seeking your proxy to vote for the Red Oak Nominees and the Red Oak Proposals. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE (1) “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD, AND (2) “AGAINST” EACH OF THE RED OAK PROPOSALS.

THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY COLOR PROXY CARD SENT TO YOU BY RED OAK. Please note that even if you submit a color proxy card to “WITHHOLD AUTHORITY” to vote your shares with respect to any of the Red Oak Nominees, such submission will not cause your shares to be counted as a vote “FOR” the board of directors nominees. Instead, it will result in the revocation of any WHITE proxy card you may have previously submitted. ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU NOT TO RETURN ANY COLOR PROXY CARD SENT TO YOU BY RED OAK, EVEN AS A PROTEST VOTE AGAINST RED OAK, THE RED OAK NOMINEES OR THE RED OAK PROPOSALS.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 3, 2013

The proxy statement and annual report to stockholders are available at http://

If You Have Any Questions

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

InvestorCom, Inc.

Stockholders Call Toll Free: 877-972-0090

Banks and Brokers Call Collect: 203-972-9300

CORPORATE GOVERNANCE AND ETHICS

Composition of the Board of Directors

The current number of directors on our board of directors is six. Under our bylaws, the number of directors on our board of directors will not be less than five nor more than nine and is fixed, and may be increased or decreased by resolution of the board.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the corporate governance committee considers the appropriate size of our board of directors, as well as the qualities and skills of individual candidates. Factors considering include the following:

•	A history illustrating personal and professional integrity and ethics;

•	Independence;

•	Successful business management experience;

•	Public company experience, as officer or board member;

•	Experience in the medical device, healthcare and employee leasing industries; and

•	Educational background.

The corporate governance committee’s goal is to assemble a board of directors that brings the Company a diversity of perspectives and skills derived from the factors considered above. The corporate governance committee also considers candidates with relevant non-business experience and training.

Our board of directors believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the corporate governance committee considers the evolving needs of the board and searches for candidates that fill any current or anticipated future gap. Our board of directors also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The corporate governance committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The corporate governance committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The corporate governance committee does not have a formal policy with respect to diversity; however, our board of directors and the corporate governance committee believe that it is essential that the directors represent diverse viewpoints. In considering candidates for our board of directors, the corporate governance committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the board are also considered.

Other than the foregoing background factors that are considered in selecting director candidates, there are no stated minimum qualifications for director nominees, although the corporate governance committee may also consider such other facts as it may deem are in the best interests of Digirad and our stockholders. The corporate governance committee does believe it appropriate for at least one, and preferably several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”), and that a majority of the members of our board of directors meet the definition of an “independent director” under the listing standards of the NASDAQ Stock Market. At this time, the corporate governance committee also believes it appropriate for our Chief Executive Officer to serve as a member of our board of directors.

Identification and Evaluation of Nominees for Directors

The corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue their service on the board. Current members with qualifications and skills that are consistent with the corporate governance committee’s criteria for board service and who are willing to continue their service are considered for re- nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining new perspectives. If any member of our board of directors does not wish to continue his or her service or if our board of directors decides not to re-nominate a member for re-election, the corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The corporate governance committee generally polls our board of directors and members of management for their recommendations regarding potential new nominees. The corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from our stockholders, industry experts or analysts. The corporate governance committee reviews the qualifications, experience and background of the candidates.

Final candidates are interviewed by some or all of our independent directors and our Chief Executive Officer. In making its determinations, the corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best attain success for Digirad and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the corporate governance committee makes its recommendation to our board of directors. Historically, the corporate governance committee has not relied on third-party search firms to identify board candidates. The corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify and acquire an appropriate candidate.

The corporate governance committee does not have a formal policy regarding consideration of director candidate recommendations from our stockholders. Any recommendations received from stockholders have been and will continue to be evaluated in the same manner as potential nominees suggested by members of our board of directors or management. Stockholders wishing to suggest a candidate for director should write to our Corporate Secretary at our corporate headquarters. In order for us to effectively consider a recommendation for a nominee for a director position, stockholders must provide the following information in writing: (i) the stockholder’s name and contact information; (ii) the class and number of shares beneficially owned by the stockholder; (iii) a statement that the stockholder is proposing a candidate for consideration as a director nominee to the corporate governance committee of our board of directors; (iv) the name, age, business address and residence address of the candidate and confirmation that the candidate is willing to be considered and serve as a director of the Company if elected; (v) a description of all arrangements and understandings and the relationship between the stockholder making the recommendation and the candidate being recommended and between the candidate and any customer, supplier, or competitor of the Company; (vi) the principal occupation and educational background of the candidate; (vii) a statement of the value that the candidate would add to our board of directors, including addressing the factors that our board of directors normally considers in assessing board candidates as stated above; and (viii) at least three character references with complete contact information. In order to give the corporate governance committee sufficient time to evaluate a recommended candidate, any such recommendation should be received by our Corporate Secretary at our corporate headquarters not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s annual meeting of stockholders.

In March 2012, we announced a process to reconstitute our board of directors. As part of this process, the corporate governance committee sought input on appropriate, qualified director candidates from the Company’s largest stockholders, including the Company’s largest stockholder. This resulted in the identification by stockholders of several director candidates to the corporate governance committee, including Charles M. Gillman and James B. Hawkins. Jeffrey E. Eberwein was identified to the corporate governance committee by Mr. Gillman. Ultimately, the corporate governance committee recommended to our board of directors the appointment of Messrs. Eberwein, Gillman and Hawkins as directors and their nomination for election as directors at the Annual Meeting. Our board of directors determined to accept this recommendation and, on April 22, 2012, it appointed Messrs. Eberwein, Gillman and Hawkins as directors and has nominated Messrs. Eberwein, Gillman and Hawkins for election as directors at the Annual Meeting.

In May 2012, in connection with our continuing board reconstitution process, the corporate governance committee considered a number of additional director candidates suggested by stockholders, including two of the Red Oak Nominees. During this process, John M. Climaco was identified to the corporate governance committee by Messrs. Eberwein and Gillman. Ultimately, the corporate governance committee recommended to our board of directors the appointment of Mr. Climaco as a director and his nomination for election as directors at the Annual Meeting. Our board of directors determined to accept this recommendation and, on May 31, 2012, it appointed Mr. Climaco as a director and has nominated him for election as a director at the Annual Meeting.

Todd P. Clyde is our Chief Executive Officer and a member of our board of directors. On February 28, 2013, we announced a restructuring effort that includes several management changes. As a result of this restructuring, Mr. Clyde will continue as Chief Executive Officer for a period of six months, after which he will transition out of the Company, and therefore will not stand for re-election at the 2013 annual meeting of stockholders.

Board Leadership Structure

We believe it is beneficial to separate the roles of Chief Executive Officer and chairman of the board to facilitate their differing roles in the leadership of the Company. The role of the chairman is to set the agenda for, and preside over, board meetings, as well as providing advice and assistance to the Chief Executive Officer. In contrast, the Chief Executive Officer is responsible for handling the day-to-day management direction of the Company, serving as a leader to the management team, and formulating corporate strategy.

Jeffrey E. Eberwein is currently the chairman of our board of directors and is considered an independent director. Mr. Eberwein holds and has held leadership positions with investment firms and brings to Digirad outside experience and expertise. He also has an educational background in business. Mr. Eberwein has been named by the corporate governance committee as a nominee for re-election to our board of directors at the Annual Meeting.

Todd P. Clyde is our Chief Executive Officer and a member of our board of directors. Mr. Clyde is not standing for re-election to the board of directors. Going forward, we would anticipate that our Chief Executive Officer will become a member of our Board of Directors, and continue our philosophy of keeping the Chairman and Chief Executive Officer roles separate on the Board.

In addition, we believe the working relationship between Messrs. Eberwein and Clyde, on the one hand, and between Mr. Eberwein and the other independent directors, on the other, enhances and facilitates the flow of information between management and our board of directors as well as the ability of our independent directors to evaluate and oversee management and its decision-making.

Board Meeting Attendance

Our board of directors held fifteen-in-person or telephonic board meetings during 2012. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and of the total number of meetings of committees of our board of directors on which he served.

Director Independence

Our board of directors has determined that each of the director nominees standing for election, except Mr. Clyde, are independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). In determining the independence of our directors, the board of directors considered all transactions in which the Company and any director had any interest, including those discussed under “Related Transactions and Section 16(a) Beneficial Ownership Reporting Compliance” below.

Director Attendance at the Annual Meeting

Although we do not have a formal policy regarding attendance by members of our board of directors at the Annual Meeting, we encourage all of our directors to attend. All of our then-serving directors attended our most recent annual meeting, held in August 2012, in person.

Board Self-Assessments

Our board of directors conducts annual self-evaluations to determine whether it and its committees are functioning effectively. The full board reviews the results of the assessments and identifies areas for continued improvement. Our board of directors also develops and communicates to management any proposals for improving board functions.

Committees of the Board of Directors

Our board of directors currently has four of standing committees. The current members of our committees are identified below:

Committees
Director	Audit			Compensation			Corporate Governance			Strategic Advisory Committee
John M. Climaco	X			X						X	(Chair	)
Jeffrey E. Eberwein				X			X			X
Charles M. Gillman							X	(Chair	)	X
James B. Hawkins	X			X	(Chair	)
John W. Sayward	X	(Chair	)				X

Mr. Clyde does not serve on any committees.

Audit Committee. The audit committee consists of Messrs. Climaco, Hawkins and Sayward, with Mr. Sayward serving as chairman. The audit committee held seven meetings during 2012. All members of the audit committee are (i) independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) are able to read and understand fundamental financial statements. Mr. Sayward qualifies as an “audit committee financial expert” as defined in the rules and regulations established by the SEC. The audit committee is governed by a written charter approved by our board of directors. The functions of this committee include, among other things:

•	Meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	Meeting with our independent registered public accounting firm and with internal financial personnel regarding the adequacy of our internal controls and the objectivity of our financial reporting;

•	Recommending to our board of directors the engagement of our independent registered public accounting firm;

•

Reviewing our quarterly and audited consolidated financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and

•	Reviewing our financial plans and reporting recommendations to our full board of directors for approval and to authorize action.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.

Compensation Committee. The compensation committee consists of Messrs. Climaco, Eberwein and Hawkins, with Mr. Hawkins serving as chairman. The compensation committee held five meetings during 2012. All members of the compensation committee are independent, as determined under the various NASDAQ Stock Market, SEC and Internal Revenue Service qualification requirements. The compensation committee is governed by a written charter approved by our board of directors. The functions of this committee include, among other things:

•

Reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices, and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•

Establishing appropriate incentives for officers, including the Chief Executive Officer, to encourage high performance, promote accountability and adherence to company values and further our long-term strategic plan and long-term value; and

•	Exercising authority under our employee benefit plans.

Corporate Governance Committee. The corporate governance committee consists of Messrs. Eberwein, Gillman and Sayward, with Mr. Gillman serving as chairman. The corporate governance committee held four meetings during 2012. All members of the corporate governance committee are independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). The corporate governance committee is governed by a written charter approved by our board of directors. The functions of this committee include, among other things:

•	Reviewing and recommending nominees for election as directors;

•	Assessing the performance of our board of directors;

•	Developing guidelines for the composition of our board of directors;

•	Reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance; and

•	Oversight of the Company compliance officer and compliance with the Company’s Code of Business Ethics and Conduct.

Strategic Advisory Committee. The strategic advisory committee, which was formed in April 2012 in response partially based upon stockholder feedback, consists of Messrs. Climaco, Eberwein and Gillman, with Mr. Climaco serving as chairman. The strategic advisory committee held three meetings during 2012. Our board of directors formed the strategic advisory committee in April 2012 to review and provide suggestions to the board related to corporate strategy, capital allocation and related matters. The functions of this committee include, among other things:

•	Reviewing and providing recommendations to our board of directors regarding the Company’s capital plan and its short- and long-term financial strategies;

•	Reviewing and providing recommendations to our board of directors regarding financial transactions and commitments;

•

Reviewing and providing recommendations to our board of directors regarding the implications of major investments, restructurings, joint ventures, mergers and acquisitions and divestitures of the Company; and

•	Reviewing the selection of the Company’s financial advisors engaged in connection with any material transactions.

The Board’s Role in Risk Oversight

Our board of directors, as a whole and also at the committee level, has an active role in managing enterprise risk. The members of our board of directors participate in our risk oversight assessment by receiving regular reports from members of senior management and the Company compliance officer appointed by our board of directors on areas of material risk to us, including operational, financial, legal and regulatory, and strategic and reputational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The corporate governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. Members of the management team report directly to our board of directors or the appropriate committee. The directors then use this information to understand, identify, manage, and mitigate risk. Once a committee has considered the reports from management, the chairperson will report on the matter to our full board of directors at the next board meeting, or sooner if deemed necessary. This enables our board of directors and its committees to effectively carry out its risk oversight role.

Communications with our Board of Directors

Any stockholder may send correspondence to our board of directors c/o Corporate Secretary, Digirad Corporation, 13950 Stowe Drive, Poway, California 92064. Our Corporate Secretary will review all correspondence addressed to our board of directors, or any individual director, and forward all such communications to our board of directors or the appropriate director prior to the next regularly scheduled meeting of our board of directors following the receipt of the communication, unless the corporate secretary decides the communication is more suitably directed to Company management and forwards the communication to Company management. Our Corporate Secretary will summarize all stockholder correspondence directed to our board of directors that is not forwarded to our board of directors and will make such correspondence available to our board of directors for its review at the request of any member of our board of directors.

Code of Business Ethics and Conduct

We have established a Code of Business Ethics and Conduct (“Ethics Code”) that applies to all our officers, directors, employees and contractors. The Ethics Code contains general guidelines for conducting our business consistent with the highest standards of business ethics and compliance with applicable law, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. Day-to-day compliance with the Ethics Code is overseen by the Company compliance officer appointed by our board of directors. If we make any substantive amendments to the Ethics Code or grant any waiver from a provision of the Ethics Code to any director or executive officer, we will promptly disclose the nature of the amendment or waiver on our website at www.digirad.com.

Corporate Governance Documents Available Online

Our corporate governance documents, including the audit committee charter, compensation committee charter, corporate governance committee charter, strategic advisory committee charter and Ethics Code, are available free of charge on our website at www.digirad.com. Information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement. Stockholders may also request paper copies of these documents free of charge upon written request to Investor Relations, Digirad Corporation, 13950 Stowe Drive, Poway, California 92064.

Non-Management Director Stock Ownership Policy

In June 2012, our board of directors amended our non-management director stock ownership policy to require all non-management directors who have served on the board for at least one year as of June 1, 2012 to acquire on the open market (within six months from June 29, 2012) an amount of common stock (on a cost basis) equal in value to at least one-half of all cash compensation received for service as a director of the Company over the past five years or since such director has been a member of our board of directors, whichever is less, subject to customary restrictions and trading window limitations. Any non-management director that fails to do so will not be re-nominated for election at the next annual meeting of stockholders.

Additionally, all non-management directors who have served on the board for less than one year as of June 1, 2012 must beneficially own (within 60 days prior to our 2014 Annual Meeting of Stockholders) an amount of common stock (on a cost basis) equal to at least one year of cash compensation received for service as a director of the Company, subject to customary restrictions and trading window limitations. Any non-management director that fails to do so will not be re-nominated for election at the 2014 Annual Meeting of Stockholders.

Finally, all non-management director serving on our board of directors as of June 29, 2012 must beneficially own (on a cost basis) an amount of the Company’s common stock or common stock equivalents equal to 60% of cash compensation received over the prior five years for service as a director of the Company. If such ownership threshold is not achieved, such director will not be eligible for re-nomination as a director at our first annual meeting following June 29, 2017.

With respect to non-management directors who are elected or appointed to the board at any time after June 29, 2012, each such non-employee director, regardless of when he or she joined the board, must, by the second annual meeting of stockholders following his or her joining the board, beneficially own (on a cost basis) an amount of Digirad’s common stock equal to one year of cash compensation received for service as a director of the Company and must, by the fifth annual meeting of Digirad following his or her joining the board, beneficially own (on a cost basis) an amount of Digirad’s common stock equal to 60% of cash compensation received over the prior five years for service as a director of Digirad. Any non-employee director not in compliance with these ownership thresholds will not be eligible for re-nomination as a director at our next applicable annual meeting. All our directors are in compliance with this requirement.

Director Term Limits

In March 2012, our board of directors adopted a term limit policy limiting non-management directors to no more than 10 years of service on the board.

Committee Rotation Policy

In March 2012, our board of directors adopted a board committee rotation policy pursuant to which the corporate governance committee will consider our board of directors’ preference for rotating committee chairs and committee members at no longer than five year intervals, including the chairman of the board.

Executive Officers

The names of our executive officers, their ages, their positions with Digirad, and other biographical information as of March 1, 2013, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Todd P. Clyde	44	Chief Executive Officer and Director*
Matthew G. Molchan	46	President
Jeffry R. Keyes	40	Chief Financial Officer
Virgil J. Lott	55	President, Diagnostic Imaging
Sarah L. Hanssen	49	Senior Vice President, Commercial Operations and Business Development
Richard L. Conwell	62	Senior Vice President, Technology

*	Mr. Clyde, currently a member of our board of directors, will not stand for re-election at the upcoming annual meeting of stockholders. This was disclosed on Current Form 8-K as filed with the SEC on March 4, 2013.

Todd P. Clyde has served as a member of our board of directors and as our President and Chief Executive Officer since October 2008. On February 28, 2013, it was announced that Mr. Clyde will leave employment with Digirad on July 1, 2013, unless such term is extended upon mutual agreement of him and the Company. Mr Clyde served as President until February 2013, but as of February 27, 2013, he is now the Chief Executive Officer and a director of the Company. Mr. Clyde previously served as a member of our board of directors and our President, Chief Executive Officer and Chief Financial Officer from October 2008 through February 2009; as Executive Vice President and Chief Financial Officer from December 2007 through October 2008; and as our Chief Financial Officer and Senior Vice President from January 2006 through December 2007. He joined us in November 2002 as Chief Financial Officer. From January 2002 to November 2002, Mr. Clyde was Chief Financial Officer at Del Mar Database, Inc., a software company developing products for the mortgage lending industry. From March 2000 to October 2001, Mr. Clyde was Vice President and Controller at Verance Corporation, a digital audio watermark technology company that provides copy management and digital content protection solutions for the film, video, and music industries. From October 1997 to March 2000, Mr. Clyde was Vice President and Division Controller at I-Bus/Phoenix, a division of Maxwell Technologies, Inc., which is a manufacturer of customized industrial computing products for the telephony industry. Prior to this, he was a senior auditor at Ernst & Young, LLP, an international public accounting firm. Mr. Clyde received his Bachelor’s degree in Accounting and his Masters of Accountancy from Brigham Young University in 1994.

Matthew G. Molchan became our President in February 2013. He was previously President, Digirad Imaging Solutions, Inc. since January 2012. Prior to that, he was previously Chief Operating Officer of Digirad Ultrascan Solutions from May 2007 to January 2012. He joined Digirad Ultrascan Solutions upon the acquisition of Ultrascan, Inc. by us in May 2007. Prior to joining us, Mr. Molchan was the CFO for Ultrascan, the southeast’s largest mobile ultrasound business. Mr. Molchan joined Ultrascan in 2003. Prior to Ultrascan, Mr. Molchan held various executive level business development, finance and operations positions at Somera, Inc. and Equifax, Inc. Mr. Molchan earned a B.S. degree in Economics from the United States Air Force Academy and an M.B.A. in finance from the University of Southern California.

Jeffry R. Keyes joined us in September 2012 as our Chief Financial Officer. From August 2011 until September 2012, Mr. Keyes was Corporate Controller of Sapphire Energy, Inc., a start-up renewable energy company. From April 2011 to August 2011, he was the Corporate Controller of Advanced BioHealing, Inc. (now Shire Regenerative Medicine), a provider of regenerative medicine solutions. From March 2009 to April 2011,

Mr. Keyes was the Senior Director, External Reporting and Technical Accounting of CareFusion, Inc. a global medical technology company. From June 2008 to February 2009, Mr. Keyes held the position of Corporate Audit Project Manager at Caterpillar Inc., a manufacturer of construction and mining equipment. Prior to joining Caterpillar Inc., Mr. Keyes was the Senior Manager, Financial Reporting for Plum Creek Timber Company, a position he assumed in October 2005. Mr. Keyes earned a B.A. degree in accounting from Western Washington University. Mr. Keyes is a certified public accountant licensed by the Washington State Board of Accountancy.

Virgil J. Lott became President, Diagnostic Imaging in February 2013. Prior to that, he was our Senior Vice President of Operations since October 2009. His prior positions at Digirad included Vice President of Customer Service and Operations from June 2006 to October 2009 as well as Director of Customer Service from February 2006 to June 2006. Mr. Lott has been in medical imaging field service for over 25 years, both as a field service engineer and in various field service management positions. Prior to joining us, Mr. Lott was the Vice President of Field Service at BC Technical, a multi-vendor service company, from April 2005 to February 2006. He also held several management positions at Philips Medical Systems and ADAC Laboratories from 1983 to May 2005, including Region Service Manager, Director of PET Customer Service, and National Installations Manager. Mr. Lott received training in electronics from the US Army and Electronic Design Engineering Technology from Capitol Radio Engineering Institute. He earned a B.S. degree in Business Administration from California Coast University.

Sarah L. Hanssen became our Senior Vice President, Commercial Operations and Business Development in August 2012; from January 2012 to July 2012 she was Senior Vice President, Strategic Marketing and Business Development. Prior to joining us, Ms. Hanssen worked for Amylin Pharmaceuticals from March 2007 to March 2011, where she held a number of commercial and alliance management executive roles. From January 1995 to February 2007, Ms. Hanssen worked for Roche Diagnostics Corporation’s Diabetes Care Division, where she held various marketing and management roles. From January 2003 to February 2007, she was General Manager and Vice President of Disetronic Medical Systems, North America, a Roche subsidiary. Ms. Hanssen earned a B.A. degree in quantitative management from Boise State University and an M.B.A. in marketing management from the Kelley School of Business at Indiana University. As part of our restructuring announcement on February 28, 2013, Ms. Hanssen’s employment with the Company will terminate on May 1, 2013.

Richard L. Conwell has served as our Senior Vice President, Technology since June 2005. Prior to that, he served as Vice President of Advanced Research and Development and Business Development from August 2001 to June 2005, as Vice President of Marketing from January 2001 to August 2001, as Vice President of Research and Development and Marketing from March 2000 to January 2001, as Vice President of Research and Development from June 1996 to March 2000 and as Vice President of Operations from May 1994 to June 1996. Prior to joining us, Mr. Conwell was Vice President of Thermo Gamma Metrics, a company which develops and markets on-line, prompt-gamma neutron activation analysis systems for raw-materials analysis, where he was responsible for the Company’s bulk material analyzer business. He was with Gamma-Metrics from 1984 to 1993. Mr. Conwell earned a B.S. degree in Physics and Computer Science from Ball State University in 1973. As part of the restructuring announcement on February 28, 2013, Mr. Conwell’s employment with the Company terminated on March 15, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 12, 2013 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors, and (iv) all of our current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Digirad Corporation, 13950 Stowe Drive, Poway, California 92064.

Percentage of beneficial ownership is calculated based on 19,266,685 shares of common stock outstanding as of March 12, 2013. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of March 12, 2013. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Thomson Horstmann & Bryant (1) 501 Merritt 7 Norwalk, CT 06851	1,883,263	9.4%
Heartland Advisors, Inc. (2) 789 North Water Street Milwaukee, WI 53202	1,800,000	8.9%
Dimensional Fund Advisors, LP (3) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,049,811	7.0%
Somerset Capital Advisers, LLC (4) 10 East 40th Street, Suite 3201 New York, NY 10016	1,403,765	5.2%
Named Executive Officers and Directors:
Todd P. Clyde (5)	522,654	2.6%
Matthew G. Molchan (6)	58,051	*
Jeffry R. Keyes	—	—
Virgil J. Lott (7)	123,817	*
Sarah L. Hanssen (8)	53,163	*
John M. Climaco (9)	26,665	*
Jeffrey E. Eberwein (10)	449,650	2.4%
Charles M. Gillman (11) (14)	449,650	2.4%
James B. Hawkins (12)	53,332	*
John W. Sayward (13)	106,520	*
All Executive Officers and Directors as a group (10 persons) (15)	1,843,502	9.2%

*	Indicates beneficial ownership of less than 1% of the outstanding common stock
(1)	The foregoing information is based solely on information filed with the Securities Exchange Commission as of February 14, 2013.

(2)	The foregoing information is based solely on information contained in an amended Schedule 13G filed with the SEC on February 7, 2013. Heartland Advisors, Inc. (“Heartland”) and William J. Nasgovitz, president and control person of Heartland, each reported shared voting and dispositive power with respect to all 1,800,000 shares of common stock.
(3)	The foregoing information is based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2013. Dimensional Fund Advisors LP reported sole voting and positive power with respect 1,029,327 shares of common stock and sole dispositive power with respect to all 1,049,811 shares of common stock.
(4)	The foregoing information is based solely on information contained in Schedule 13G filed with the SEC by the foregoing entity jointly by Somerset Capital Advisers, LLC, an investment adviser registered with the SEC, and Michael Schaenen, control person of Somerset Capital Advisers, LLC, on February 13, 2013.
(5)	Includes (a) 401,249 shares of common stock subject to options exercisable within 60 days of March 12, 2013; (b) 6,250 restricted stock units subject to vesting within 60 days of March 12, 2013; and (c) 115,155 shares of common stock held by Mr. Clyde.
(6)	Includes (a) 55,415 shares of common stock subject to options exercisable within 60 days of March 12, 2013; and (b) 2,636 shares of common stock held by Mr. Molchan.
(7)	Includes (a) 74,999 shares of common stock subject to options exercisable within 60 days of March 12, 2013; (b) 4,167 restricted stock units subject to vesting within 60 days of March 12, 2013; and (c) 44,651 of shares of common stock held by Mr. Lott.
(8)	Includes (a) 43,750 shares of common stock subject to options exercisable within 60 days of March 12, 2013; (b) 2,083 restricted stock units subject to vesting within 60 days of March 12, 2013; and (c) 7,330 shares of common stock held by Ms. Hanssen.
(9)	Includes 26,665 shares of common stock subject to options exercisable within 60 days of March 12, 2013.
(10)	Includes (a) 26,665 shares of common stock subject to options exercisable within 60 days of March 12, 2013; and (b) 422,985 shares held by Mr. Eberwein.
(11)	Includes (a) 26,665 shares of common stock subject to options exercisable within 60 days of March 12, 2013; and (b) 422,985 shares held by Mr. Gillman.
(12)	Includes 53,332 shares of common stock subject to options exercisable within 60 days of March 12, 2013.
(13)	Includes (a) 32,000 vested restricted stock units subject to deferral of delivery; and (b) 74,520 shares held by Mr. Sayward.
(14)	Includes 422,985 shares owned directly by Boston Avenue Capital LLC (“Boston”). Boston has sole direct voting and dispositive power over such shares of common stock. Stephen J. Heyman and James F. Adelson are the joint managers of Boston. Pursuant to his employment agreement with Nadel and Gussman, LLC, Mr. Gillman is the Portfolio Manager of Boston. As joint managers of Boston, Messrs. Heyman and Adelson may each exercise voting and dispositive power over the shares of common stock held by Boston. As Portfolio Manager for Boston, Mr. Gillman may also exercise voting and dispositive power over the shares of common stock held by Boston. As a result, Messrs. Heyman, Adelson and Gillman may each be deemed to be the indirect beneficial owners of shares of common stock held by Boston. Messrs. Heyman and Adelson disclaim beneficial ownership of the common stock held by Boston except to the extent of their pecuniary interest therein.
(15)	Includes (a) 708,740 shares of common stock subject to options exercisable within 60 days of March 12, 2013; (b) 12,500 restricted stock units subject to vesting within 60 days of March 12, 2013; (c) 32,000 vested restricted stock units subject to deferral of delivery; and (d) 1,090,262 shares of common stock held by our 10 executive officers and directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors currently consists of six members; however, at the Annual Meeting only five directors will be elected. Directors serve a one year term and until their successor is duly elected and qualified.

Upon the recommendation of the corporate governance committee, our board of directors has nominated each of the following five persons to be re-elected to serve as directors for a one-year term expiring at our 2014 annual meeting of the stockholders. Each of the nominees (i) currently serves on our board of directors, (ii) has consented to being named in this Proxy Statement and (iii) has agreed to serve as a director if elected. As of the date of this Proxy Statement, our board of directors is not aware of any nominee who is unable or will decline to serve as a director.

Mr. Clyde is not standing for re-election at the Annual Meeting. As part of the restructuring announced on February 28, 2013 and as disclosed in a Current Report on Form 8-K filed with the SEC on March 4, 2013, Mr. Clyde will continue as our Chief Executive Officer for a period of six months, after which he will transition out of the Company.

THE BOARD RECOMMENDS USING THE ENCLOSED WHITE PROXY CARD TO VOTE FOR THE FIVE NOMINEES LISTED BELOW

Nominees for Election to the Board of Directors

Name	Position
Jeffrey E. Eberwein	Chairman of the Board
John M. Climaco	Director
Charles M. Gillman	Director
James B. Hawkins	Director
John W. Sayward	Director

Red Oak has stated that it may propose its own Director nominees for election at the 2013 annual meeting. If Red Oak does in fact nominate candidates for election to the Board, the number of nominees for election as Directors at the 2013 annual meeting will exceed the number of Directors to be elected at the 2013 annual meeting. The five nominees standing for election who receive the greatest number of votes cast at the 2013 annual meeting will be elected as Directors.

The Board recommends that you DO NOT sign or return any color proxy card that may be sent to you by Red Oak, even as a protest. Voting against Red Oak’s nominees on a color proxy card that Red Oak sends you is not the same as voting for the Board’s nominees, because a vote against Red Oak’s nominees on its color proxy card will revoke any previous proxy submitted by you. If you have previously submitted a color proxy card, we urge you to revoke that proxy by voting in favor of the Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

Information about the Company’s Director Nominees

Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the Record Date. There are no family relationships among any of our directors or executive officers. All ages are as of March 1, 2013.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Digirad and our board of directors.

On February 6, 2013, R. King Nelson and Gerhard F. Burbach resigned from the board of directors. Mr. Eberwein was selected as Chairman of the Board following Mr. Nelson’s resignation.

Jeffrey E. Eberwein	42	Director since 2012
Founder and Chief Executive Officer of Lone Star Value Investors, LLC.

Committees: Compensation, Corporate Governance, Strategic Advisory

Mr. Eberwein has 20 years of Wall Street experience and is the Founder and CEO of Lone Star Value Investors, LLC, an investment firm. Prior to founding Lone Star in January 2013, Mr. Eberwein was a Portfolio Manager at Soros Fund Management from January 2009 to December 2011 and Viking Global Investors from March 2005 to September 2008. Mr. Eberwein also serves on the Boards of, since May 2012, The Goldfield Corporation, a provider of electrical transmission construction and maintenance services, NTS, Inc., an engineering services company that provides design consulting services, testing and certifications and supply chain management solutions, On-Track Innovations Ltd, a developer and marketer of contactless smartcard technology and product solutions, and Aetrium Incorporated, a global semiconductor company that provides IC handlers and reliability test systems. Mr. Eberwein is the Treasurer and serves on the Executive Committee of the Board of Hope for New York, a 501(c)(3) organization dedicated to serving the poor in New York City. Mr. Eberwein earned an MBA from The Wharton School, University of Pennsylvania and a BBA with High Honors from The University of Texas at Austin.

We believe that Mr. Eberwein brings significant experience in investing and financial management to our board of directors. Throughout his career, Mr. Eberwein has developed a network of contacts in the investor community, and we believe that Mr. Eberwein will be able to leverage these contacts during his time on the board of directors to increase investor interest in our company. Our board of directors also believes that Mr. Eberwein’s leadership ability and commitment to excellence make him well-suited to serve as Chairman.

John M. Climaco	44	Director since 2012
President, Chief Executive Officer and Director, Axial Biotech, Inc.

Committees: Audit, Compensation, Strategic Advisory (Chairman)

Mr. Climaco is the President and Chief Executive Officer, as well as member of the board of directors, of Axial Biotech, Inc., a venture-backed molecular diagnostics company specializing in spine disorders, which he co-founded in January 2003. Under Mr. Climaco’s leadership, and through partnerships he created with companies including Medtronic, Johnson & Johnson and Smith & Nephew, Axial successfully developed and commercialized ScoliScore, the first molecular prognostic test in the orthopedic industry. Prior to founding Axial Biotech, Mr. Climaco served as a Producer in 1998 and Director of Programming from May 1999 to August 2000 for Quokka Sports, a venture-backed online media company that went public in 1999. While with Quokka, Mr. Climaco created partnerships with Intel, Microsoft WebTV, NBC Sports, and National Geographic. Mr. Climaco practiced with Fabian & Clendenin in corporate and tax law in Salt Lake City from March 2001 to April 2007. Mr. Climaco currently serves on the boards of directors of InfuSystem Holdings, Inc., a national provider of infusion pumps and related services, which he joined in May 2012. Mr. Climaco earned a B.A. degree in Philosophy, cum laude, from Middlebury College and a J.D. from the University of California, Hastings College of Law.

We believe that Mr. Climaco brings to our board of directors significant executive experience with a healthcare services company, including in raising capital, engineering strategic alliances, building executive teams and managing complex business operations and legal strategies.

Charles M. Gillman	42	Director since 2012
Portfolio Manager, Nadel and Gussman, LLC

Committees: Corporate Governance (Chairman), Strategic Advisory

In June 2001, Charles M. Gillman was employed by Nadel and Gussman, LLC (“NG”) to serve as portfolio manager of certain investment portfolios of NG and its related family interests. NG is a management company located in Tulsa, Oklahoma that employs personnel for business entities related to family members of Herbert Gussman. In June 2002, Mr. Gillman founded Value Fund Advisors, LLC (“VFA”) to serve as investment advisor to certain NG family related assets. VFA discontinued its role as investment advisor to these assets in December 2008. In December 2008, Mr. Gillman entered into an employment agreement with NG to provide portfolio management services to NG. Pursuant to this employment agreement, Mr. Gillman serves as Portfolio Manager of certain NG and family assets. Mr. Gillman began his career as a strategic management consultant for McKinsey & Company, New York, where he worked to develop strategic plans for business units of companies located both inside the United States and abroad. Thereafter and prior to joining NG, Mr. Gillman held a number of positions in the investment industry and developed an expertise in the analysis of companies going through changes in their capital allocation strategy. Mr. Gillman earned a B.S., summa cum laude, from the Wharton School of the University of Pennsylvania in May 1992. In addition, Mr. Gillman currently serves on the boards of directors of InfuSystem Holdings, Inc., a national provider of infusion pumps and related services, which he joined in April 2012; Littlefield Corporation, a charitable gaming company, which he joined in May 2008 and where he is a member of the Compensation and Nominating Committees and previously served on the Audit Committee; and CompuMed, Inc., a private medication management company, which he joined in February 2008. Mr. Gillman also serves on the board of the Penn Club of New York.

We believe that Mr. Gillman brings significant experience as a successful portfolio manager to our board of directors. This experience allows him to offer unique insight into our operations and the competitive challenges that we face. Mr. Gillman has also served with distinction on the board of directors of another public company.

James B. Hawkins	56	Director since 2012
President, Chief Executive Officer and Director, Natus Medical Incorporated

Committees: Audit, Compensation (Chairman)

Mr. Hawkins has over two decades of experience as chief executive of successful medical device companies. Since April 2004, Mr. Hawkins has served as the President, Chief Executive Officer and a director of Natus Medical Incorporated, a provider of healthcare products used for the screening, detection, treatment, monitoring, and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and certain newborn conditions. Prior to joining Natus Medical, Mr. Hawkins was President, Chief Executive Officer and a director of Invivo Corporation, a developer and manufacturer of multi-parameter vital sign monitoring equipment, and its predecessor from, 1985 through January 2004. Mr. Hawkins also served as secretary of Invivo from 1986 until January 2004. Mr. Hawkins has served as a director of IRIDEX Corporation, a provider of therapeutic based laser systems, delivery devices and consumable instrumentation used to treat sight-threatening eye diseases in ophthalmology, since October 2007. Mr. Hawkins earned a B.A. degree in Business Commerce from Santa Clara University and an M.B.A. from San Francisco State University.

We believe that Mr. Hawkins’ extensive experience in the medical device industry is of significant value to our board of directors. In particular, Mr. Hawkins has over two decades of experience as a chief executive officer of medical device companies, which allows him to provide invaluable insight and direction to our management.

John W. Sayward	61	Director since 2008
Retired Partner, Nippon Heart Hospital LLC

Committees: Audit (Chairman), Corporate Governance

From September 2005 to January 2007, Mr. Sayward was a partner at Nippon Heart Hospital LLC, a company that built and managed cardiovascular care hospitals in Japan. From July 2002 to May 2005,

Mr. Sayward was the Executive Vice President and Chief Financial Officer of LMA North America Inc., a global leader in the manufacture and distribution of medical anesthesia devices. From February 1997 to November 2001, Mr. Sayward served as the Executive Vice President of Finance, Chief Financial Officer and Treasurer of SICOR Inc., an international pharmaceutical company, and was elected to its board of directors in June 1998. Mr. Sayward earned a B.A. degree from Northwestern University in 1973 and a Master of Management from the Kellogg School of Management at Northwestern University in 1975.

We believe that Mr. Sayward is qualified to serve on our board of directors and as the board’s financial expert and audit committee chairman due to the depth and breadth of his finance experience and leadership skills.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTOR OF EACH NOMINEE LISTED ON THE WHITE PROXY CARD.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee with respect to Digirad’s audited financial statements for the year ended December 31, 2012.

The purpose of the audit committee is to assist the board of directors in its general oversight of Digirad’s financial reporting, internal controls and audit functions. The audit committee charter describes in greater detail the full responsibilities of the audit committee and is available on our website at www.digirad.com. The audit committee is comprised solely of independent directors as defined by Rule 5605(a)(2) of the NASDAQ listing standards.

The audit committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, Digirad’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.

Beginning in fiscal 2005 and continuing through fiscal 2012 (the eighth year of certification), management has implemented a process of documenting, testing and evaluating our internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The audit committee is kept apprised of the progress of the evaluation and provides oversight and advice to management regarding such compliance. In connection with this oversight, the audit committee receives periodic updates provided by management at each regularly scheduled audit committee meeting. At a minimum, these updates occur quarterly. The audit committee also holds regular private sessions with Ernst & Young LLP to discuss their audit plan for the year and the results of their quarterly reviews and the annual audit. At the conclusion of the process, management provides the audit committee with a report on the effectiveness of our internal control over financial reporting, which is reviewed and commented upon by the audit committee. The audit committee also reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to our consolidated financial statements and financial statement schedules and management’s report on the effectiveness of internal control over financial reporting contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 13, 2013. The audit committee continues to oversee our efforts related to internal control over financial reporting and management’s preparations for the evaluation thereof.

The audit committee met on six occasions in 2012. The audit committee met privately in executive session with Ernst & Young LLP as part of each regular meeting and held private meetings with the Chief Financial Officer and other officers of Digirad throughout the year.

The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, Ernst & Young LLP has provided the audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with, and representations from, management and Ernst & Young LLP referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in Digirad’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

In accordance with the audit committee charter and the requirements of law, the audit committee pre-approves all services to be provided by Digirad’s independent auditors, Ernst & Young LLP. Pre-approval is required for audit services, audit-related services, tax services and other services.

AUDIT COMMITTEE

John W. Sayward, Chairman

James B. Hawkins

John M. Climaco*

*	Mr. Climaco was appointed to the audit committee on February 6, 2013. Accordingly, although Mr. Climaco is now a member of the audit committee, he did not participate in the review, discussions and recommendation with respect to Digirad’s audited financial statements for the year ended December 31, 2012 included in Digirad’s Annual Report on Form 10-K.

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by Digirad under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Digirad specifically incorporates the Report of the Audit Committee by reference therein.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of our board of directors is responsible for the appointment, compensation, retention and oversight of the work of our independent auditing accounting firm. The audit committee has appointed Ernst & Young LLP as our auditors and has further directed that management submit the appointment of independent auditors to the stockholders for ratification by the stockholders at the annual meeting of the stockholders. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 1996.

Although ratification by our stockholders is not a prerequisite to the ability of the audit committee to appoint our independent auditing firm, we believe such ratification to be a good corporate practice. Accordingly, our stockholders are requested to ratify, confirm and approve the appointment of Ernst & Young LLP as our independent auditing firm to conduct the annual audit of our consolidated financial statements for fiscal year 2013. If our stockholders do not ratify the selection, the audit committee will reconsider the appointment of, but may still retain, Ernst & Young LLP. The audit committee believes that ratification is advisable and in the best interests of Digirad and our stockholders. If the appointment of Ernst & Young LLP is ratified, the audit committee will continue to conduct an ongoing review of Ernst & Young’s scope of engagement, pricing and work quality, among other factors, and may in its discretion, direct the appointment of a different independent auditing firm if it determines that such a change would be in the best interests of Digirad and our stockholders.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees

In connection with the audit of the 2012 financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP has performed audit and related professional services for us.

The following table sets forth the aggregate accounting fees paid by us for the past two fiscal years ended December 31, 2011 and 2012. The below fees were paid to the firm Ernst & Young LLP; no other accounting firm was retained to perform the identified accounting work for us. All non-audit related services in the table were pre-approved and/or ratified by the audit committee of our board of directors. As a result of our restructuring announcement on February 28, 2013, and one-time and operational changes in 2012, we will incur approximately $65,000 in additional fees in 2012 than planned for in 2012. These fees are reflected in the “Audit Fees” line of 2012.

	For the years ended December 31
Type of Fee	2012	2011
	(in thousands)
Audit Fees	$361.1	$362.1
Audit-Related Fees	—	—
Tax Fees	89.5	130.3
All Other Fees	1.3	2.0

Totals	$451.9	$492.4

Types of Fees Explanation

Audit Fees. Audit fees were incurred for accounting services rendered for the audit of our annual consolidated financial statements and reviews of quarterly consolidated financial statements.

Audit-Related Fees. These fees were billed for professional services not included in the Audit Fees category and include professional services related to entering into asset purchase agreements, restructuring, option exchange and other advisory services.

Tax Fees. These fees were billed to us for professional services relating to tax compliance, tax advice and tax planning.

All Other Fees. These fees relate to a license fee to access an online database for technical accounting research.

Audit Committee Pre-Approval of Services by Independent Registered Public Accounting Firm

The audit committee is granted the authority and responsibility under its charter to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm, including specific approval of internal control and tax-related services. In exercising this responsibility, the audit committee considers whether the provision of each professional accounting service is compatible with maintaining the audit firm’s independence.

Pre-approvals are detailed as to the category or professional service and when appropriate are subject to budgetary limits. Company management and the independent registered public accounting firm periodically report to the audit committee regarding the scope and fees for professional services provided under the pre-approval.

With respect to the professional services rendered, the audit committee had determined that the rendering of all non-audit services by Ernst & Young LLP was compatible with maintaining the auditor’s independence and had pre-approved all such services.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013, ON THE WHITE PROXY CARD.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

Our executive compensation plan’s objectives are to attract and retain highly competent executives, and to compensate them based upon a pay-for-performance philosophy. With the intent to increase short-term and long-term stockholder value, we have designed our executive compensation plan to reward:

•

Company performance as measured by specific financial goals. For our 2012 executive bonus plan, we defined minimum revenue, operating profit, cash flow and strategic targets as thresholds for granting bonus payments for the reasons discussed below; and,

•

in certain cases, individual performance, as measured against personal goals and objectives that contained quantitative components wherever possible. Such personal goals depended on the position occupied by our executive officers and included achieving technological advances, broadening of our products and services offerings, and other strategic initiatives. In connection with our 2012 executive bonus plan, we emphasized the achievement of corporate financial goals to incentivize our team to reach them.

We include equity component in our overall compensation to align the long-term interests of our executives with those of our stockholders. Our executive compensation plan is designed to encourage success of our executives as a team, as well as to reward individual contributors, by attaining overall corporate goals. In setting those goals, we consider our historic performance, the current and anticipated economic conditions in our market place and industry, and the performance of our competitors.

Role and Authority of Compensation Committee

The Compensation Committee consists of Messrs. Climaco, Hawkins and Eberwein. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and satisfies the independence requirements imposed by the NASDAQ Global Market.

The Compensation Committee is responsible for discharging the responsibilities of the board of directors with respect to the compensation of our executive officers. The Compensation Committee approves all compensation of our executive officers without further Board action. The Compensation Committee reviews and approves each of the elements of our executive compensation program and continually assesses the effectiveness and competitiveness of our program. The Committee also periodically reviews director compensation.

The Compensation Committee operates under a written charter adopted by our board of directors. A copy of the charter is available under the Investors section of our website at www.digirad.com. The charter permits the Compensation Committee to engage outside consultants and to consult with our human resources department when appropriate to assist in carrying out its responsibilities. The Committee may also obtain advice and assistance from internal or external legal, accounting, or other advisers selected by the Committee.

The Role of our Executives in Setting Compensation

The Compensation Committee meets with our Chief Executive Officer, Mr. Clyde, and/or our Chief Financial Officer at least once per year to obtain recommendations with respect to Company compensation programs, practices, and packages for executives, directors and other employees. The Chief Executive Officer makes recommendations to the Compensation Committee on the base salary, bonus targets, and equity compensation for the executive team and other employees (including his own compensation). The Compensation Committee considers, but is not bound by and does not always accept, the Chief Executive Officer’s recommendations with respect to executive compensation. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees.

Mr. Clyde attends a limited number of the Compensation Committee’s meetings (usually for only a portion of the meeting), but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Clyde’s compensation package with him, but makes decisions with respect to his compensation outside of his presence. The Committee has delegated to a committee consisting of the Chief Executive Officer and Chief Financial Officer the authority to grant awards of stock options, in accordance with specific guidelines and from an authorized option pool, to persons who are not (a) “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, or the Code, (b) individuals with respect to whom we wish to comply with Section 162(m) of the Code, or (c) executive officers (as discussed in further detail below). The Compensation Committee also has authorized Mr. Clyde to make salary adjustments and short-term incentive (bonus) decisions for all employees other than executive officers.

Role of Stockholder Input In Setting Compensation

Our second stockholder advisory vote on executive compensation, commonly referred to as a say-on-pay vote, occurred at our 2012 Annual Meeting. While this vote was advisory and not binding on the Company, the Compensation Committee will actively consider investor opinion regarding our executive compensation practices and policies, taking into account that a substantial majority (approximately 99%) of the votes cast on the say-on-pay proposal in 2012 were voted in favor of the proposal. Further, the Compensation Committee expects to consider input from stockholders and the outcome of any say-on-pay votes when making future executive compensation decisions.

Role of Compensation Consultant in Determining Compensation

In 2010, the Compensation Committee retained Barney & Barney, LLC or Barney, an insurance brokerage firm with a compensation consulting practice that specializes in mid-size public companies in four market areas including life sciences and based in San Diego, California, where our corporate headquarters is located. Barney provided peer-review information surveying nineteen peer companies in either the medical apparatus and instruments industry or the life sciences industry. These companies were selected based on the number of employees employed, revenues, and market capitalization with levels similar to us. Information regarding the peer companies that were utilized during that 2010 study is detailed in the chart below. Barney recommended, and the Compensation Committee approved, the peer set of companies. The data used by Barney came from peer company proxy data, and from various proprietary compensation data sources. Barney did not perform work for us other than pursuant to its engagement by the Compensation Committee. Barney’s fees were paid by us.

Company	Revenues ($MM)	LFY # of Employees	Market Cap ($MM)
Alphatec Holdings Inc	$171.6	460	$143.7
American Medical Alert Corp	$40.8	610	$82.2
Angiodynamics Inc	$215.8	722	$372.7
BIOLASE Technology Inc	$26.2	145	$81.4
Conceptus	$140.7	304	$414.9
Cutera Inc	$53.3	187	$99.6
DexCom	$48.6	405	$561.0
DGT Holding	$67.9	212	$38.7
Dyax	$51.4	137	$134.3
Genomic Health	$178.1	472	$829.8
IRDEX	$43.7	145	$31.3
IRIS International	$107.7	377	$170.5
Kensey Nash Corp	$71.6	307	$228.6
MEDTOX Scientific	$97.1	633	$121.5
Natus Medical Inc.	$218.7	750	$243.4
Quidel Corp	$113.3	532	$592.5
Sequenom	$47.5	237	$386.4
Solta Medical	$110.9	287	$183.1
Theragenics Corp	$82.2	500	$55.1
Digirad Corporation	$53.8	344	$40.5

Elements of Executive Compensation: Why We Chose to Pay Each of the Executive Compensation Elements, and How We Determine the Amount of Each Element

Our executive compensation consists of the following elements:

•	Base salary;

•	Annual Incentive Bonus;

•	Long-Term Incentives; and

•	Retirement benefits under a 401(k) plan and generally available benefit programs.

Base Salary. The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account his or her scope of responsibilities, qualifications, experience, prior salary, and competitive salary information within our industry. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of his or her sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the individual’s impact on our business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparably-sized companies in order to attract and retain our executives and provide them with a level of predictable base compensation, but we did not engage in any benchmarking or targeting of any specific levels of pay.

When determining the base salary component of executive compensation for 2012 the compensation committee considered the achievements of the executives in 2011 based on actual financial performance of the business and achievement of the goals set by the board for the individual executive, the fiscal 2012 budget and financial performance expectations, the 2010 market data (although we did not benchmark or target any specific levels of pay), and the totality of all compensation components. After due consideration, the compensation committee set compensation as reflected in the Summary Compensation.

Based on the factors discussed above, 2012 base salaries were as follows:

Mr. Clyde’s 2012 base salary was set at $335,000, which represented no increase from 2011.

Mr. Molchan’s 2012 base salary was set at $250,000 based on past contributions to the Company as well as his elevation to President of Digirad Imaging Solutions (“DIS”) in January 2012. In February 2013 as part of Mr. Molchan’s promotion to President, Digirad, the compensation committee determined to increase Mr. Molchan’s base salary to $275,000.

Mr. Keyes’s 2012 base salary was set at $235,000, which was based on his negotiations with the Company at the time of his arrival in September 2012.

Mr. Slansky’s 2012 base salary was set at $255,000, which represented no increase from 2011.

Ms. Hanssen’s 2012 base salary was set at $250,000, which was based on her negotiations with the Company upon her arrival in December 31, 2011. In August 2012, the compensation committee determined to increase her salary to $260,000 as a result of her taking on the additional role of head of Commercial Operations.

Mr. Lott’s 2012 base salary was set at $220,000, which represented no increase from 2011. In February 2013 as part of Mr. Lott’s promotion to President, Diagnostic Imaging, the compensation committee determined to increase Mr. Lott’s base salary to $235,000.

Annual Incentive Bonus. Payments under our executive bonus plan are based on achieving clearly defined, short-term goals. We believe that such bonuses provide incentive to achieve goals that we align with our stockholders’ interests by measuring the achievement of these goals, whenever possible, in terms of revenue and income or other financial objectives. In setting bonus levels, we review our annual business plan and financial performance objectives. After estimating the likely financial results of the business plan as submitted by management and approved by the board of directors, we set financial threshold goals based on those estimated results in terms of revenue, income, cash flow or other financial measurements, and we allocate a percentage of these potential incremental improvements to executive bonuses. We set the minimum performance thresholds that must be reached before any bonus will be paid at levels that will take significant effort and skill to achieve. An executive officer’s failure to meet some or all of these personal goals can affect his or her bonus amount. We believe that offering significant potential income in the form of bonuses allows us to attract and retain executives and to align their interests with those of our stockholders.

Our bonus plans were capped for 2012, which means that, if our financial performance in such year exceeded expectations, bonus amounts were capped at 150%. We also consider market information in setting bonus levels but did not target a specific level of compensation. For those years our threshold bonus targets ranged below the median bonus amounts calculated based on the market data we obtained from Barney.

Fiscal Year 2012. In July 2012, we finalized and adopted an executive bonus program for our executive officers for fiscal year 2012. This adoption of this program was delayed based on our dealings and negotiations with Red Oak.

Under the terms of the 2012 executive bonus plan for Messrs. Clyde, Keyes and Slansky, payouts were based 25% on the achievement of a 2012 sub-consolidated revenue target of $53 million, 25% on the achievement of sub-consolidated net income of $0.7 million, 25% on the achievement of sub-consolidated free cash flow of $3.2 million, and 25% based on the achievement of strategic objectives established by the board, at its sole discretion.

Mr. Molchan’s 2012 executive bonus was based 25% on the achievement of a 2012 DIS revenue target of $35.2 million, 25% on the achievement of DIS net loss of $0.3 million, 25% on the achievement of DIS free cash flow of $2.1 million, and 25% based on the achievement of strategic objectives established by the board, at its sole discretion.

Mr. Lott’s 2012 executive bonus was based 25% on the achievement of a 2012 Diagnostic Imaging revenue target of $17.8 million, 25% on the achievement of Diagnostic Imaging net income of $0.9 million, 25% on the achievement of Diagnostic Imaging free cash flow of $1.2 million, and 25% based on the achievement of strategic objectives established by the board, at its sole discretion.

Ms. Hanssen’s 2012 executive bonus payouts was based 15% on the achievement of a 2012 Diagnostic Imaging revenue target of $17.8 million, 15% on the achievement of Diagnostic Imaging net income of $0.9 million, 15% on the achievement of Diagnostic Imaging free cash flow of $1.2 million, and 15% based on the achievement of strategic objectives established by the board, at its sole discretion. The Compensation Committee also approved a $10,000 bonus based on achievement of sales of specific camera units during the 4th quarter of fiscal 2012.

In addition to the achievement goals listed above, all executive bonus payouts, if achieved, can be reduced by 50% if certain consolidated financial metrics were not achieved by the Company at a weighted 95% level. For 2012, these metrics were based 33% on achievement of consolidated revenue of $53 million, 33% on the achievement of consolidated net loss of $4.9 million, and 33% on the achievement of consolidated free cash flow of $(2.3) million.

The eligible bonus amounts and the bonuses paid under the 2012 bonus plan were as follows:

Name and Principal Position	Target Amount	Actual Payout
Todd P. Clyde, Chief Executive Officer	$201,000	$—
Matthew G. Molchan, President	$125,000	$93,750
Jeffry R. Keyes, Chief Financial Officer	$94,000	$—
Richard B. Slansky, Former Chief Financial Officer*	$102,000	$—
Virgil J. Lott, President, Diagnostic Imaging	$88,000	$—
Sarah L. Hanssen, Senior Vice President, Commercial Operations and Business Development	$104,000	$10,000

*	Mr. Slansky’s employment with the Company ended in April 2012 and was not eligible for any bonus payout.

Long-Term Incentives. The compensation committee has the ability to grant both stock options and/or RSUs to our executives as part of our primary long term equity incentive vehicle under our executive compensation package program to directly link their interests to those of our stockholders. We grant stock options to our executives because options will only produce value to executives if the price of our stock appreciates. We believe that our executive compensation program must include long-term incentives such as stock options if we wish to hire and retain high-level executive talent. We also believe that stock options help to provide a balance to the overall executive compensation program as base salary and bonus awards focus only on short-term compensation. In addition, the vesting period of stock options encourages executive retention and the preservation of stockholder value. We base the number of stock options granted on the type and responsibility level of the executive’s position, the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our long-term success and the long-term interests of our stockholders. Stock options generally vest over a four-year period, on a monthly basis, and each stock option is exercisable over a seven to ten-year period following its grant, unless the executive’s employment terminates prior to such date. The number of stock options granted is also dependent on the number of options available in the option pool, the number of stock options already granted and vested to each individual executive and, benchmarking information concerning the stock option granting practices of comparable companies.

As a result of our settlement agreement with Red Oak in 2012, we agreed not to grant any RSUs until our 2013 Annual Meeting. Based on this, we did not grant any RSUs subsequent to February 2012. Going forward, though the Compensation Committee reserves the right to grant RSUs in special situations, the Compensation Committee does not plan on utilizing RSUs as part of our normal executive compensation. If granted, RSUs generally vest over a three-year period, on a quarterly basis and settle at the end of the vesting period for directors and quarterly for executives, unless their service is terminated earlier.

Our board of directors has adopted a Chief Executive Officer Ownership Policy. This policy requires the Chief Executive Officer (“CEO”) to own an amount of the common stock equal in value to at least three times the CEO’s base salary for so long as he or she is serving as CEO. The CEO Ownership Policy shall further provide that until the CEO has achieved the level of stock ownership required by the CEO Ownership Policy, the CEO shall be required to retain an amount of Common Stock equal to 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted to the CEO by the Company. Because the CEO must retain a percentage of net shares acquired from any Company equity awards until he or she satisfies the CEO Ownership Policy, there shall be no minimum time period required to achieve the guideline level of ownership required by the CEO Ownership Policy.

401(k) and Other Benefits. During 2012, our executive officers were eligible to receive certain benefits generally available to all our employees on the same terms, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational and employee assistance, paid-time-off, and certain other benefits. During 2012, we also maintained a tax-qualified 401(k) Plan, which provides for broad-based employee participation. During 2012, under the 401(k) Plan, all employees were eligible to receive matching contributions from Digirad of 25% of employee contributions up to a maximum of $1,000 per employee, per year, subject to vesting provisions. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees. The 401(k) Plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of these benefit programs generally enhances employee productivity and retention.

How We Determine When to Grant Stock Options

Stock option grants are generally awarded to our executive officers and eligible employees (i) at the time of hire, (ii) upon promotion, and (iii) as part of the long-term incentive program.

Executive Officer Grant Process. For newly hired executive officers, upon their promotion and in connection with their annual executive compensation package, the compensation committee generally approves stock option grants at its regularly scheduled meetings. The grants are effective, and vesting commences on the day the grant is made, and the exercise price of each grant is the closing price of our stock as of the date of the grant. On occasion, the compensation committee may determine to grant the stock options for newly hired executive officers by unanimous written consent prior to the executive’s hire date; in that case, the effective date of the grant and the vesting date are the executive’s first day of employment, and the price of the options is the closing price of our stock as of that date. Other than for new hires, if stock options are granted by means of unanimous written consent, the stock options are granted and priced at the closing price of our stock, and begin vesting, on the date when the last consent is received by us.

In each case described above, if the date on which the grant would otherwise be effective falls on a day when the markets are closed, the grant date and the vesting commencement date become the next business day when the markets are open, and the price of our stock at the close of business on that day becomes the option price.

The compensation committee has not granted nor does it intend in the future to grant equity awards to our executive officers in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock. Similarly, the compensation committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on stock option grant dates.

Our Policies in Connection with Waiving or Modifying Performance Goals

We exercise reasonable discretion in modifying performance goals when unanticipated events, such as market or regulatory changes, the need to adjust business plans or individual assignments or areas of responsibility, or the loss of key personnel have made the achievement of previously set individual or company-wide performance goals impossible or significantly more difficult. We believe that the failure to adjust goals in such circumstances could lead to justified disappointment and the potential departure of key personnel we wish to retain. If performance goals are restated because of unanticipated events, we may adjust the bonus and option elements of the executive compensation plan. Any such adjustments would generally continue to include, as a prerequisite, the executive’s meeting his or her individual performance goals, and our achievement of revised, measurable financial goals such as revenue or earnings.

Compensation Risk Assessment

In establishing and reviewing our overall compensation program, the compensation committee considers whether the program and its various elements encourage or motivate our executives or other employees to take excessive risks. We believe that our compensation program and its elements are designed to encourage our employees to act in the long-term best interests of the Company and are not reasonably likely to have a material adverse effect on our business.

The Impact of Tax and Accounting Treatments on Elements of Compensation

We have elected to award non-qualified stock options instead of incentive stock options to all our employees, directors and consultants to allow the corporation to take advantage of the more favorable tax advantages associated with non-qualified stock options.

Internal Revenue Code Section 162(m) precludes us from deducting certain forms of non-performance-based compensation in excess of $1.0 million to named executive officers. To date, we have not exceeded the $1.0 million limit for any executive, and the compensation committee has not defined a policy that all compensation must be deductible. However, since stock-based awards comprise a significant portion of total compensation, the compensation committee has taken appropriate steps to preserve deductibility for such awards in the future, when appropriate.

Our Rationale for Selecting a Particular Event to Trigger Payment Under a Post-Termination and/or Change of Control Agreement

Other than as set forth below with respect to Messrs. Clyde, Keyes, Slansky, Hanssen and Lott, the only payments or benefits that could currently be made to our executive officers as a result of any termination of employment exist as rights under our 2004 Stock Incentive Plan, as amended.

The 2004 Stock Incentive Plan, and the option agreements of our executives provide that, in case of a change of control of Digirad, all options then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. Further, if an executive’s employment is terminated without cause within twelve (12) months of the change of control all stock options then outstanding, either assumed or replaced, shall become fully vested at the time of termination. With respect to Mr. Clyde’s employment agreement, should Mr. Clyde still be employed on the one-year anniversary date of a change of control, his stock options then outstanding, either assumed or replaced, shall become fully vested on said anniversary date. We have adopted defined trigger events for such compensation upon a termination following, or as a result of a change of control to provide incentives for our executives to work for, instead of against, changes of control of Digirad that align with our stockholders’ interests, and to assure them of severance benefits in such circumstances that are comparable to those offered by similar companies in our industry and our geographic location.

The Level of Salary and Bonus in Proportion to Total Compensation

Because of the congruence of interests by our executives and our stockholders in sustained, long-term growth of the value of our stock, we seek to keep cash compensation in line with market conditions and, if justified by our financial performance, place emphasis on the use of stock options as a means of obtaining significantly better than average compensation.

Other Compensation

We intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the compensation committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. The benefits currently available to the executive officers are also available to our other employees. At times, we pay the relocation, housing or commuting costs of our employees, including our executive officers.

Summary Compensation Table

The following table provides information regarding the compensation earned during the fiscal year ended December 31, 2012 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were employed by us during 2012.

Name and Principal Position	Year	Salary ($)	Stock Award ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3) (4)	Total ($)
Todd P. Clyde Chief Executive Officer	2012	344,744	—	—	—	2,000	346,744
	2011	341,040	—	—	—	2,000	343,040
	2010	328,104	297,750	45,708	12,563	1,000	685,125

Mathew G. Molchan President(6)	2012	250,846	—	—	93,750	2,000	346,596
	2011	220,000	—	—	—	7,600	227,600
	2010	220,846	46,750	34,281	—	6,502	308,379

Jeffry R. Keyes Chief Financial Officer	2012	75,948	—	140,292	—	772	217,012
	2011	—	—	—	—	—	—
	2010	—	—	—	—	—	—

Richard B Slansky Former Chief Financial Officer(5)	2012	90,207	—	—	—	1,500	91,707
	2011	255,000	—	—	—	2,000	257,000
	2010	248,296	170,450	28,568	6,375	1,000	454,689

Virgil J. Lott President, Diagnostic Imaging	2012	220,846	—	—	—	2,000	222,846
	2011	220,000	—	—	—	2,000	222,000
	2010	214,415	179,800	45,708	5,500	1,000	446,423

Sarah J. Hanssen Senior Vice President, Commercial Operations and Business Development(7)	2012	255,000	91,000	157,183	10,000	2,000	515,183
	2011	—	—	—	—	—	—
	2010	—	—	—	—	—	—

(1)	Represents full grant date fair value of restricted stock awards granted to our named executive officers, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 8 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on March 13, 2013.
(2)

Represents full fair value at grant date of options to purchase Digirad common stock granted to our named executive officers, computed in accordance with FASB ASC Topic 718, Stock Compensation. The full grant date fair value of an option award is the maximum value that may be received over the vesting period if all vesting conditions are satisfied. Thus, there is no assurance that the value, if any, eventually received by our executive officers will correspond to the amount shown. For information regarding assumptions made in connection with this valuation, please see Note 8 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on March 13, 2013.

(3)	Amounts shown for 2010 include up to $1,000 matching contributions to the officers’ 401(k) retirement plans. The amounts for Mr. Molchan include 401(k) retirement matching contributions for the respective years under the DIS plan.
(4)	Amounts shown for 2011 and 2012 include up to $1,000 matching contributions to the officers’ 401(k) retirement plan and up to $1,000 seed contribution to the executive’s Health Saving Account plans.
(5)	Mr. Slansky’s employment with the Company ended in April 2012. Mr. Slansky did not receive any severance benefits.
(6)	Mr. Molchan was named President, Digirad Imaging Solutions in 2012 and subsequently in February 2013, President, Digirad, becoming one of the three most highly compensated executive officers.
(7)	On February 27, 2013, the board informed Ms. Hanssen that her position with the Company, of Senior Vice President, Commercial Operations and Business Development, would be eliminated on May 1, 2013.

Grants of Plan-Based Awards

The following table presents information concerning grants to each of the named executive officers during 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd P. Clyde	N/A	50,250	201,000	301,500	—	—	—	—	—	—	—
Mathew G. Molchan	N/A	31,250	125,000	187,500	—	—	—	—	—	—	—
Jeffry R. Keyes	N/A	23,500	94,000	141,000	—	—	—	—	125,000	1.98	140,292
Richard B. Slansky*	N/A	25,500	102,000	153,000	—	—	—	—	—	—	—
Virgil J. Lott	N/A	22,000	88,000	132,000	—	—	—	—	—	—	—
Sarah L. Hanssen**	N/A	26,000	104,000	156,000	—	—	—	50,000	150,000	1.82	157,183

*	In April 2012, Richard B. Slansky’s employment with the Company as Chief Financial Officer ended.
**	On February 27, 2013, the board informed Ms. Hanssen that her position with the Company, of Senior Vice President, Commercial Operations and Business Development, would be eliminated on May 1, 2013.
(1)	The amounts in these columns list the threshold, target and maximum payout under our incentive program for 2012. As described in the Compensation Discussion and Analysis, cash bonuses for 2012 under this program were dependent on the achievement of both specified corporate-wide financial objectives and specified individual objectives for each named executive officer.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2012, including the value of the stock awards.

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Todd P. Clyde	12/31/2010	(5)	—	—	—	—	—	25,000	51,250
	02/16/2010	(5)	—	—	—	—	—	6,250	12,813
	02/16/2010	(1)	28,332	11,668	—	1.87	2/16/2017	—	—
	07/09/2009	(3)	69,583	—	—	1.21	7/9/2016	—	—
	10/30/2008	(1)	300,000	—	—	0.83	10/30/2018	—	—

Matthew G. Molchan	02/16/2010	(1)	21,249	8,751	—	1.87	2/16/2017	—	—
	07/09/2009	(4)	11,666	—	—	1.21	7/9/2016	—	—
	11/11/2008	(1)	20,000	—	—	0.70	11/11/2018	—	—

Jeffry R. Keyes	09/06/2012	(2)	—	125,000	—	1.98	09/06/2019	—	—

Richard B. Slansky*	—		—	—	—	—	—	—	—

Virgil J. Lott	12/31/2010	(5)	—	—	—	—	—	16,667	34,167
	02/16/2010	(5)	—	—	—	—	—	3,334	6,835
	02/16/2010	(1)	28,332	11,668	—	1.87	2/16/2017	—	—
	07/09/2009	(3)	23,333	—	—	1.21	7/9/2016	—	—
	11/11/2008	(1)	20,000	—	—	0.70	11/11/2018	—	—

Sarah L. Hanssen**	02/16/2012	(6)	—	150,000	—	1.82	02/16/2019	—	—
	02/16/2012	(6)	—	—	—	—	—	50,000	102,500

*	In April 2012, Richard B. Slansky’s employment with the Company as Chief Financial Officer ended.
**	As part of our restructuring announcement on February 28, 2013, Ms. Hanssen’s employment with the Company will terminate on May 1, 2013.
(1)	1/48th of the total number of shares subject to the option vest monthly.
(2)	25% of the total number of shares subject to option vest on the first anniversary of the grant date, with the remaining shares vesting monthly over 36 months.
(3)	50% of the total number of shares subject to option vest on the first anniversary of the grant date, with the remaining shares vesting monthly over 12 months.
(4)	1/12th of the total number of shares subject to the stock awards vest quarterly.
(5)	25% of the total number of shares subject to the stock award vest quarterly, with the remaining shares vesting monthly over 36 months.
(6)	25% of the total number of shares subject to option and the stock award vest on the first anniversary of the grant date, with the remaining shares vesting monthly over 36 months.

The market value of the equity incentive plan awards represents the product of the closing price of the Company’s stock as of December 31, 2012, which was $2.05, and the number of shares underlying each such award.

Option Exercises and Stock Vested at Fiscal Year End

The following table shows for the fiscal year ended December 31, 2012, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

	Option Exercises and Stock Vested in Fiscal 2012
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Todd P. Clyde	67,857	107,725	50,000	104,375
Matthew G. Molchan	—	—	—	—
Jeffry R. Keyes	—	—	—	—
Richard B. Slansky*	186,959	255,138	14,168	28,761
Virgil J. Lott	—	—	30,000	62,625
Sarah L. Hanssen**	—	—	—	—

*	In April 2012, Richard B. Slansky’s employment with the Company as Chief Financial Officer ended.
**	As part of our restructuring announcement on February 28, 2013, Ms. Hanssen’s employment with the Company will terminate on May 1, 2013.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change of Control

Todd P. Clyde

In connection with Mr. Clyde’s appointment as our President and Chief Executive Officer on October 20, 2008, we entered into an employment agreement with him that provides for certain compensation and severance benefits. The employment agreement was amended on December 31, 2010, and again on March 4, 2013. Under Mr. Clyde’s amended employment agreement, and as part of the restructuring and management changes announced on February 28, 2013, the Company has agreed to pay Mr. Clyde the severance owed under his existing executive employment agreement following the end of the transition period. During the transition period, Mr. Clyde’s base salary will remain at $335,000 per year. Mr. Clyde is eligible to receive a performance bonus equal to 60% of his base salary under our 2013 executive incentive bonus plan upon the achievement of certain to be determined corporate and individual performance goals. Mr. Clyde’s stock options and restricted stock units will continue to vest during the transition period. The Company has agreed to reimburse up to $7,500 of Mr. Clyde’s legal fees associated with this separation arrangement. Mr. Clyde will not stand for re-election at the upcoming 2013 annual meeting of stockholders. Mr. Clyde has served as a member of the board of directors since October 2008, and he will continue to serve as a member of the Company’s board of directors until the annual meeting of stockholders to be held on May 3, 2013.

Following the transition period, we have agreed to pay Mr. Clyde severance payments in an amount equal to $502,500, with the severance amounts to be paid at the rate of $27,916.67 per month, less applicable withholding, from the first regular payroll date following the separation of service until December 31, 2013, in accordance with the Company’s regular payroll practices. The amount of unpaid severance remaining as of January 1, 2014 will be paid in a lump sum on January 2, 2014.

Matthew G. Molchan

We entered into an employment agreement with Mr. Molchan on May 1, 2007, as amended on August 7, 2010. In connection with the determination to change the Company’s business strategy, our board of directors appointed Matthew G. Molchan, who has served as President, Digirad Imaging Solutions, Inc. since January 2012 to serve as President of Digirad Corporation, effective February 27, 2013. Mr. Molchan’s base salary increased to $275,000 per year from $250,000 per year, and he will be eligible to receive a performance bonus equal to 60% of his base salary under our 2013 executive incentive bonus plan. The terms and conditions, including corporate and individual performance goals, of our 2013 executive incentive bonus plan have not yet been established.

If Mr. Molchan would have been terminated without cause at December 31, 2012 or if Mr. Molchan would have resigned for good reason, Mr. Molchan would have been entitled to receive (i) continuing severance payments of base pay for a period of six months totaling $125,000 and (ii) a prorated amount of his Performance Bonus payable at the time of his termination date.

Jeffry R. Keyes

On March 4, 2013, we entered into an executive employment agreement with Mr. Keyes pursuant to which he would receive six months’ severance at his current salary, six months’ of COBRA coverage and full acceleration of his outstanding equity instruments in the event that he is terminated, the Company completes a change of control transaction, he no longer reports to the Company’s Chief Executive Officer or he is required to move more than 50 miles from the Company’s current headquarters. Mr. Keyes will continue to be eligible to participate in the Company’s executive incentive bonus plan for fiscal 2013, the complete terms and conditions, including performance goals, of which have not yet been established by the board of directors. Any such bonus earned by Mr. Keyes must be paid by the Company no later than March 15, 2014 and must be paid in full if he is terminated prior to March 15, 2014. Mr. Keyes’s annualized target bonus for 2013 shall equal 40% of his base salary, of which one-half is guaranteed and the remainder is subject to the satisfaction of certain to be determined corporate and individual performance objectives to be determined in 2013.

Assuming the Mr. Keyes’ employment agreement was effective December 31, 2012 and he was terminated without cause on that date, he would have been entitled to receive (i) severance payments of $117,500, (ii) COBRA payments with an estimated value of $6,500 and (iii) accelerated stock option vesting with a market value of $8,750.

Richard B. Slansky

We entered into an employment agreement on February 7, 2009 with Mr. Slansky, who joined us in March 2009 as our Chief Financial Officer. Mr. Slansky’s employment agreement was also amended effective December 31, 2010. Pursuant to the employment agreement, and as amended, Mr. Slansky was entitled to a base salary of $255,000 per year. Mr. Slansky was eligible to receive an annual performance bonus of a specified percentage of his base salary, which for the 2010 calendar year only had a target value of at least 40% of his base salary. If Mr. Slansky would have been terminated without cause (as defined in such agreement) or if Mr. Slansky would have resigned for good reason (as defined in such agreement), and Mr. Slansky timely did not enter into and did not revoke a separation and release agreement with us, Mr. Slansky would have been entitled to receive the following severance benefits:

Company-paid COBRA coverage for Mr. Slansky (and his eligible dependents) through the earlier of (a) the date 12 months following his date of termination of employment, or (b) the date upon which Mr. Slansky and his eligible dependents become covered under another health plan; and

Severance payments in an amount equal to the higher of (i) his then current annual base salary for an additional 12 months or (ii) $255,000, with the severance amounts to be payable over the 12 months following such termination of employment, in accordance with our general payroll practices.

Assuming that Mr. Slansky’s employment was terminated without cause or he resigned with good reason as of December 31, 2012, he would have been entitled to receive the following payouts as severance: (i) continuing severance payments of base pay, the higher of $255,000 or 12 months of base salary totaling $255,000; and (ii) 12 months of Company-paid COBRA coverage for Mr. Slansky and his dependents, estimated to have a value of $13,000.

Mr. Slansky’s employment with the Company ended in April 2012. Mr. Slansky did not receive any severance benefits.

Virgil J. Lott

On December 31, 2010, the Company entered into a severance agreement with Virgil J. Lott. In connection with the change in our business strategy, our board of directors elevated Mr. Lott from senior vice president to president of our Diagnostic Imaging business. Mr. Lott’s base salary has been increased from $220,000 per year to $235,000 per year. Mr. Lott is eligible to receive a bonus equal to 40% of his base salary under our 2013 executive incentive bonus plan, of which one-half is guaranteed and the remainder is subject to the satisfaction of certain corporate and individual performance objectives to be determined in 2013. In the event his employment with the Company is terminated without cause (as defined below), he would receive a severance payment in amount equal to six months of his base salary.

Assuming that Mr. Lott’s employment was terminated without cause as of December 31, 2012, he would have been entitled to receive severance payments of $110,000.

Sarah L. Hanssen

On August 31, 2012, the Company entered into a severance agreement with Sarah Hanssen. Under this agreement, in the event her employment with the Company is terminated without cause (as defined below), she would receive a severance payment in amount equal to six months of her base salary. On February 27, 2013, the board informed Ms. Hanssen that her position with the Company, of Senior Vice President, Commercial Operations and Business Development, would be eliminated on May 1, 2013. As a result of this, the severance benefits under Ms. Hanssen’s will become payable on May 1, 2013 . The total payment under her employment agreement will be $130,000 of severance and six months of Company-paid COBRA coverage for Mr. Hanssen and her dependents, estimated to have a value of $6,500.

We have no written employment or severance agreements with any other named executive officer.

Under our executive employment agreements “Cause” generally includes the occurrence of any of the following events: (1) willful misconduct or gross negligence in the performance of duties under the agreement; willful failure or refusal to perform in the usual manner at the usual time those duties which regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which such executive is employed hereunder which may be assigned to such executive by the board of directors, if such failure or refusal has not been substantially cured to the satisfaction of the board of directors within thirty (30) days after written notice of such failure or refusal has been given by the Company to such executive; performance of any material action when specifically and reasonably instructed not to do so by the board of directors; engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company; commission of any fraud, or use or appropriation for his personal use or benefit of any funds, properties or opportunities of the Company not authorized by the board of directors to be so used or appropriated; conviction of any felony involving moral turpitude; or willful or grossly negligent violation of the Ethics Code.

The stock option agreements of our named executive officers provide that, in case of a change of control of Digirad, all options then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. Further, if an executive’s employment is terminated without cause within twelve (12) months of the change of control all stock options then outstanding, either assumed or replaced, shall become fully vested at the time of termination. With respect to Mr. Keyes’s employment agreement, should Mr. Keyes be terminated without cause or leave for good reason, all of Mr. Keyes’s then outstanding equity instruments will immediately vest. With respect to Mr. Clyde’s employment agreement, should Mr. Clyde still be employed on the one-year anniversary date of a change of December 31, 2012, the value of the stock options of our named executive officers that would accelerate upon (i) termination without cause within twelve (12) months of a change of control in which options are assumed or replaced by the successor entity, or (ii) a change of control in which the outstanding stock options are neither assumed or replaced by the successor entity, based on the difference between the closing price on the last trading day of the year of $2.05 per share and the exercise price of the respective options was as follows:

Name	Option Value as of December 31, 2012	Stock Award Value as of December 31, 2012
Todd P. Clyde	$431,650	$64,063
Matthew G. Molchan	42,199	—
Jeffry R. Keyes	8,750	—
Richard B. Slansky*	—	—
Virgil J. Lott	53,800	41,002
Sarah L. Hanssen**	34,500	102,500

*	In April 2012, Richard B. Slansky’s employment with the Company as Chief Financial Officer ended.
**	As part of our restructuring announcement on February 28, 2013, Ms. Hanssen’s employment with the Company will terminate on May 1, 2013.

COMPENSATION OF DIRECTORS

Cash Retainer Compensation

Non-employee members of our board of directors are paid an annual cash retainer for their service, with additional compensation for being the chairperson of the board, serving on a committee of the board and chairing a committee of the board. Payments are made quarterly, in advance.

The compensation paid to the members of the board of directors is indicated in the chart below:

2012 Director Cash Compensation
Director Annual Retainer (all)	$36,000
Additional Annual Retainer to Chairperson	$15,000
Additional Annual Retainer to Audit Committee Chairperson	$14,500
Additional Annual Retainer to Compensation Committee Chairperson	$5,000
Additional Annual Retainer to Corporate Governance Committee Chairperson	$5,000
Additional Annual Retainer to Strategic Advisory Committee Chairperson	$5,000
Additional Annual Retainer to Audit Committee Member	$4,000
Additional Annual Retainer to Compensation Committee Member	$4,000
Additional Annual Retainer to Corporate Governance Committee Member	$4,000
Additional Annual Retainer to Strategic Advisory Committee Member	$4,000

For the sake of clarity, each of the audit committee, the compensation committee, the corporate governance committee and the strategic advisory committee chairmen only receive an amount equal to the chairman’s fee set forth in the table above and not the chairman’s fee plus the participant fee.

The single employee director of our board of directors, Mr. Clyde, our President and Chief Executive Officer, does not receive additional compensation for his service on our board of directors.

Non-Employee Director Equity Grants For 2013

In February 2013, our board of directors completed working with our compensation committee to determine the appropriate level of annual equity grants to our non-employee directors for the year ending December 31, 2013. The result of this analysis was that the board of directors believed that non-employee directors should not receive an equity grant until at least after the completion of our 2013 Annual Meeting, to be held on May 3, 2013. After that annual meeting, the compensation committee will initiate a further review of non-employee director compensation, including the amount and timing of future equity grants.

Non-Employee Director Compensation Table

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our board of directors for the fiscal year ended December 31, 2012.

Name	Fees Paid in Cash ($)	Stock Awards $	Option Awards $ (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey E. Eberwein(2)	34,788	—	39,876	—	—	—	74,664
John M. Climaco(3)	23,449	—	39,876	—	—	—	63,325
Charles M. Gillman(4)	32,019	—	39,876	—	—	—	71,895
James B. Hawkins(5)	32,115	—	79,751	—	—	—	111,866
John Sayward	54,750	—	—	—	—	—	54,750
R. King Nelson(6)*	61,052	—	—	—	—	—	61,052
Gerhard F. Burbach(7)*	39,019	—	—	—	—	—	39,019
Kenneth E. Olson(8)**	15,522	—	—	—	—	—	15,522
Steven C. Mendell(8)**	13,970	—	—	—	—	—	13,970

*	Messrs. Nelson and Burbach resigned from the board on February 6, 2013.
**	Messrs. Olson and Mendell resigned from the board on April 22, 2012.
(1)	Represents full grant date fair value of stock options awarded to non-employee directors in the year ended December 31, 2012, computed in accordance with FASB ASC Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 8 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on February 28, 2013.
(2)	Mr. Eberwein has outstanding options to purchase an aggregate 13,333 shares at December 31, 2012.
(3)	Mr. Climaco has outstanding options to purchase an aggregate 13,333 shares at December 31, 2012.
(4)	Mr. Gillman has outstanding options to purchase an aggregate 13,333 shares at December 31, 2012.
(5)	Mr. Hawkins has outstanding options to purchase an aggregate 26,667 share at December 31, 2012.
(6)	R. King Nelson has outstanding options to purchase an aggregate of 41,429 shares as of December 31, 2012, through various option awards granted prior to 2012. These options are exercisable for 90 days subsequent to his resignation date.
(7)	Gerhard Burbach has outstanding options to purchase an aggregate of 260,000 shares as of December 31, 2012, through various option awards granted prior to 2012. These options are exercisable for 90 days subsequent to his resignation date.
(8)	Messrs. Olson and Mendell forfeited all outstanding stock options 90 days after their resignation date.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, for the year ended December 31, 2012 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to our board of directors, and our board of directors has approved, that the CD&A be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The foregoing report has been furnished by the compensation committee.

COMPENSATION COMMITTEE

James B. Hawkins, Chairman

Jeffrey E. Eberwein

John M. Climaco*

*	Mr. Climaco joined the compensation committee on February 6, 2013. Accordingly, although Mr. Climaco is now a member of the compensation committee, he did not participate in the review, discussions and recommendation with respect to the CD&A included in Digirad’s Annual Report on Form 10-K.

The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by Digirad under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Digirad specifically incorporates the Report of the Compensation Committee by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation committee was an officer or employee of our company during the last fiscal year, was formerly an officer of our company or had any relationship requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act.

During the last fiscal year, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee or on our board of directors, and none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee.

PROPOSAL 3—ADVISORY (NON-BINDING) STOCKHOLDER APPROVAL OF NON-EMPLOYEE DIRECTOR COMPENSATION

This year we are asking our stockholders to provide advisory (non-binding) approval of the compensation of our non-employee directors, as we have described it in the “Compensation of Directors” section of this Proxy Statement. Although this vote is advisory, and not binding on our Company, it will provide information to our board of directors and the compensation committee regarding investor opinion about our non-employee director compensation practices and policies, which our board of directors and the compensation committee will be able to consider when determining director compensation for the remainder of 2013 and beyond. Following is a summary of some of the key points of our 2012 director compensation program.

Our director compensation is structured to align directors’ interests with our stockholder’s interest in creating short- and long-term value creation. In the course of setting 2012 director compensation, our board of directors and the compensation committee set compensation after reviewing data and meeting with many of our largest stockholders.

In June 2012, we modified our compensation policies to provide for (i) a continuation of the existing moratorium on grants of restricted stock units to all non-employee directors, and (ii) a limitation, from June 1, 2012 through the 2013 Annual Meeting of Stockholders, on the granting of incentive stock options or non-statutory stock options to an aggregate of no more than 1.5% of Digirad’s common stock outstanding as of June 1, 2012. These policies will remain in effect through the 2013 Annual Meeting of Stockholders, after which they will be subject to adjustment from time to time by our board of directors in its reasonable discretion.

We are asking our stockholders to indicate their support for the compensation of our non-employee directors as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the holders of shares of common stock approve, on an advisory basis, the compensation of the Company’s non-employee directors, as disclosed in this Proxy Statement. However, as this is an advisory vote, the result will not be binding on our board of directors or the Company.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY (NON-BINDING) APPROVAL OF NON-EMPLOYEE DIRECTOR COMPENSATION ON THE WHITE PROXY CARD.

PROPOSAL 4—ADVISORY (NON-BINDING) STOCKHOLDER APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to provide advisory (non-binding) approval of the compensation of our named executive officers, as we have described it in the “Executive Compensation” section of this Proxy Statement. Although this vote is advisory, and not binding on our Company, it will provide information to our management and the compensation committee regarding investor opinion about our executive compensation practices and policies, which the compensation committee will be able to consider when determining executive compensation for the remainder of 2013 and beyond. Following is a summary of some of the key points of our 2012 executive compensation program.

Our executive compensation is structured to align management’s interests with our stockholder’s interest in creating short- and long-term value creation and pay for performance. In the course of setting 2012 executive compensation, the compensation committee set compensation after reviewing data and analyses regarding median market compensation, 2012 business expectations and aligned compensation, including variable and equity compensation to the achievement of the established short and long term goals of the business.

Granting of RSUs is at the discretion of our board of directors and in 2012 no RSUs were granted to any named executive officer with the exception of Ms. Hanssen as part of her compensation package for inducing her to join Digirad. Going forward, though the compensation committee reserves the right to grant RSUs in special situations, the compensation committee does not plan on utilizing RSUs as part of our normal executive. If issued, RSUs are tied to the twin goals of motivation and the continuity provided by executive retention. RSUs granted to named executive officers vest ratably over a three-year period, providing management with motivation to achieve long-term strategic goals set jointly by the board of directors and Company management. RSUs with an extended vesting schedule also provide recipients with an incentive to stay with the Company, providing the Company with improved stability and service through challenging business periods.

In June 2012, we modified our compensation policies to provide for (i) a continuation of the existing moratorium on grants of restricted stock units to all non-employee directors, and (ii) a limitation, from June 1, 2012 through the 2013 Annual Meeting of Stockholders, on the granting of incentive stock options or non-statutory stock options to an aggregate of no more than 1.5% of Digirad’s common stock outstanding as of June 1, 2012; provided, however, that any inducement or one-time grants to new employees shall be excluded from such limit. These policies will remain in effect through the 2013 Annual Meeting of Stockholders, after which they will be subject to adjustment from time to time by the Board in its reasonable discretion.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the holders of shares of common stock approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in this Proxy Statement, pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Executive Compensation tables and the related footnotes and narrative following the tables). However, as this is an advisory vote, the result will not be binding on our board of directors or the Company.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY (NON-BINDING) APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION ON THE WHITE PROXY CARD.

BACKGROUND TO THE RED OAK SOLICITATION

On November 30, 2011, the Company received a letter from Red Oak nominating five candidates for election to the board of directors at the 2012 Annual Meeting of Stockholders. In its letter, Red Oak stated that it beneficially owned 3,000 shares of common stock.

On June 29, 2012, we entered into a letter agreement (the “Letter Agreement”) with Red Oak Partners, certain of Red Oak Partners’ affiliates and David Sandberg (collectively, the “Red Oak Group”). Among other things, we agreed (a) not to increase the size of our Board of Directors while certain provisions of the Letter Agreement are in effect; (b) to hold the Annual Meeting no later than May 5, 2013; (c) to undertake certain governance and compensation changes; and (d) to provide Red Oak Partners with certain observer rights if we adopt a net operating loss stockholder rights plan.

We also agreed to (a) adjust our policies and practices with respect to non-employee director compensation; (b) continue our existing moratorium, through the Annual Meeting, on grants of restricted stock units and other similar equity interests; and (c) limit, through the Annual Meeting, grants of stock options to an aggregate of no more than 1.5% of our common stock outstanding as of June 1, 2012 (except that any inducement or one-time grants to new employees are excluded from such limit). We also agreed to adjust our policies and practices with respect to non-employee director stock ownership, which policies and practices, as so adjusted, are described above.

Pursuant to the Letter Agreement, the Red Oak Group withdrew its nomination of five candidates for election as directors at our 2012 Annual Meeting of Stockholders and the Red Oak Group agreed to vote for the board of directors’ slate of nominees for director at the 2012 Annual Meeting of Stockholders. In addition, the Red Oak Group agreed to certain standstill provisions through the date that was 10 days before the deadline for advance notice submissions for the Annual Meeting in accordance with our advance notice bylaw. The Red Oak Group has also agreed that it will not call or seek to call a special meeting at any time prior to May 6, 2013.

On February 26, 2013, the Company received a letter from Red Oak regarding its intent to nominate the Red Oak Nominees for election to the board of directors at the Annual Meeting and submit the Red Oak Proposals for consideration by stockholders at the Annual Meeting. In its letter, Red Oak stated that it beneficially owned 993,919 shares of common stock, or less than 1% of our common stock.

The board of directors carefully considered Red Oak’s notice of its intent to nominate the Red Oak Nominees for election to the board of directors, as well as the Red Oak proposals. The board of directors believes that the election of the Company’s nominees, and the rejection of the Red Oak Proposals, is in the best interest of the Company and its stockholders.

On March 13, 2013, the Company also announced that it had taken additional steps to strengthen its commitment to best corporate governance practices, and had adopted the following corporate governance changes:

1.    The board enacted a policy of seeking stockholder approval (determined based on the affirmative vote of a majority of shares present and entitled to vote on the matter) prior to entering into any acquisition (whether by merger, stock purchase, asset purchase or any other type of business combination) of another business in which the aggregate consideration to be paid by the Corporation equals or exceeds $5 million.

2.    The Company’s Stock Repurchase Program was amended to allow for an aggregate of $12 million of Common Stock to be repurchased pursuant to the Repurchase Program.

3.    The board adopted a policy (the “CEO Ownership Policy”) requiring the Chief Executive Officer (“CEO”) to own an amount of the common stock equal in value to at least three times the CEO’s base salary for so long as he or she is serving as CEO. The CEO Ownership Policy shall further provide that until the CEO has achieved the level of stock ownership required by the CEO Ownership Policy, the CEO shall be required to retain an amount of Common Stock equal to 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted to the CEO by the Company. “Net shares” are those shares that remain after shares are sold or withheld to pay any applicable exercise price for the award and satisfy any tax obligations arising in connection with the exercise, vesting or payment of the award. Because the CEO must retain a percentage of net shares acquired from any Corporation Company equity awards until he or she satisfies the CEO Ownership Policy, there shall be no minimum time period required to achieve the guideline level of ownership required by the CEO Ownership Policy.

4.    The board adopted a policy (the “Dilution Limitation Policy”) to set an annual cap on the issuance of all equity awards to 3% of the total outstanding common stock at December 31st of the preceding year. Within the annual cap, the Board shall be permitted to determine at its discretion, the amount and mix of equity awards to be granted in any single year, in accordance with the terms and conditions set forth in the Corporation’s Company’s existing equity compensation plans, provided, however, that the Board will treat the issuance of restricted stock units and restricted stock as counting a greater value than options (i.e., number of options granted + number of restricted stock units and restricted stock full value shares awarded * 2) / number of common shares outstanding at the end of the prior fiscal year.

THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD THAT MAY BE SENT TO YOU BY RED OAK.

PROPOSAL 5—ADVISORY (NON-BINDING) STOCKHOLDER PROPOSAL RELATED TO CHIEF EXECUTIVE OFFICER STOCK OWNERSHIP

Red Oak has notified us that it intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders hereby advise the board of directors that in order for the CEO to qualify to receive annual bonuses, the CEO is required to own such amount of Digirad common stock equal in value to at least two hundred and fifty thousand dollars, conditioned on the CEO having served in that role for at least five years, and to own at least fifty thousand dollars multiplied by the years of tenure serving as CEO if such tenure is less than five years. Such ownership must be met by a fiscal year end in order for the CEO to qualify for annual bonuses in the following fiscal year. Only directly owned common shares or fully vested RSU may qualify towards meeting this requirement.”

Our Board of Directors Recommends A Vote Against This Proposal

Our board of directors has given careful consideration to this stockholder proposal and determined that it is not in the best interest of the Company or its stockholders at this time, and recommends that you vote against it. The Company recently adopted a CEO Ownership Policy which the Company believes better addresses the goal of having the Company’s CEO have material ownership of the Company’s Common’s shares. The Company further believes the Red Oak proposal could limit its ability to hire or retain a CEO in the future. Please see “Background to the Red Oak Solicitation” for a description of the CEO Ownership Policy.

Effect of Proposal

Proposal 5 is not binding on the Company or the board of directors and approval by our stockholders of Proposal 5 will not, by itself, require Digirad to implement the requested chief executive officer stock ownership policy. The Compensation Committee and the board of directors may take into account the voting results on Proposal 5 in making future decisions regarding stock ownership requirements for our chief executive officer.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL

PROPOSAL 6—ADVISORY (NON-BINDING) STOCKHOLDER PROPOSAL RELATED TO DILUTION

Red Oak has notified us that it intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders hereby advise the board a) that they disapprove of annual share dilution in excess of two and one half percent of common shares outstanding, as calculated through the issuance of options granted to insiders of such amount. If RSUs are issued instead, then such dilution shall be limited to no more than one and one quarter percent of shares outstanding per annum; b) that any options issuances have a corresponding exercise price based on a reasonable analysis of fair value—and not at current market prices without such fair value consideration—because smaller and less followed public companies are inherently inefficient and often mispriced, and ignoring consideration of fair value is more likely to result in options being priced at levels where insiders can create personal economic wealth despite negligible or perhaps no true value creation for stockholders. For example, if an analysis shows that the Company is worth $2.70/share and with high confidence can be sold at that level, then pricing options anywhere less than at $2.70/share effectively reflects insider arbitrage and unfairly dilutes stockholders.”

Our Board of Directors Recommends A Vote Against This Proposal

Our board of directors has given careful consideration to this stockholder proposal and determined that it is not in the best interest of the Company or its stockholders at this time, and recommends that you vote against it. The Company recently adopted the Dilution Limitation Policy which the Company believes better addresses the goal of limiting dilution of our stockholders. The Company believes the Dilution Limitation Policy is superior to the Red Oak proposal, and will provide the Company more flexibility, while insuring that dilution is minimized. Please see “Background to the Red Oak Solicitation” for a description of the Dilution Limitation Policy.

Effect of Proposal

Proposal 6 is not binding on the Company or the board of directors and approval by our stockholders of Proposal 6 will not, by itself, require Digirad to implement the requested policy on stock option grants. The Compensation Committee and the board of directors may take into account the voting results on Proposal 6 in making future decisions regarding equity compensation.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL

PROPOSAL 7—STOCKHOLDER PROPOSAL RELATING TO THE CALLING OF SPECIAL MEETINGS BY STOCKHOLDERS

Red Oak has notified us that it intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the Corporation amend Section five of its Amended and Restated Bylaws, allowing special meetings to be called by stockholders owning ten percent or more of the outstanding capital stock of the corporation entitled to vote, replacing the prior requirement of twenty percent, with no other changes to be made to Section five of the Bylaws.”

The proposal made by Red Oak contains an incorrect section reference to the Company’s bylaws. We believe Red Oak is referring to Article II, Section 5, and wanted to clarify so our stockholders would be clear when considering this proposal.

Our Board of Directors Recommends A Vote Against This Proposal

Our board of directors has considered this proposal and believes its adoption is unnecessary because the Company’s stockholders already have the ability to call a special meeting and recommends that you vote against it.

The board of directors believes that it is not in the best interests of all stockholders or the Company to enable holders of only 10% of the Company’s outstanding capital stock to have an unlimited ability to call a special meeting of stockholders for any purpose at any time. The proposal would permit a small group of minority stockholders to use the extraordinary measure of calling a special meeting to serve their narrow self-interest at the expense of the majority of our stockholders and the Company. For example, event-driven hedge funds or other activists may pursue a special meeting with the goal of being disruptive to the Company’s business or to propose issues that facilitate their own short-term focused exit strategies. This could place substantial burdens on the Company and the rest of stockholders, who will need to devote considerable time and resources to evaluate the matters to be addressed at the special meeting and potentially protect their investment from the narrow self interests of a group of minority stockholders.

The power to call a special meeting has historically been a tool for acquirers in the hostile merger and acquisition context. Potential acquirers seeking to take over the Company for an inadequate price could use a special meeting to increase their negotiating leverage or to avoid negotiating at all with the board of directors, which has the legal duty to protect the interests of all stockholders. This concern is heightened when certain hedge funds and others who may have a perspective substantially different from a majority of the stockholders could also borrow shares from other stockholders for the sole purpose of meeting the required threshold necessary to call a special meeting.

A special meeting also imposes significant burdens on the Company. Giving holders of as little as 10% of our outstanding common stock the unlimited power to call a special meeting opens the door to potential abuse and waste of corporate resources. Preparing and conducting a special meeting could distract the board and management from their focus of maximizing long-term financial returns. Moreover, convening a special meeting is an expensive and time-consuming event because of the costs associated with preparing required disclosure documents, printing and mailing costs and the time commitment required of our board and senior management to prepare for and conduct the meeting.

The Bylaws currently allow stockholders holding not less than 20% of our common stock to call a special meeting of stockholders at any time. The board of directors believes that the existing right of stockholders to call a special meeting is sufficient to ensure that the board of directors is adequately accountable to the desires of the Company’s stockholders. In addition, it ensures that special meetings can only be called by a critical mass of stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL

PROPOSAL 8—ADVISORY (NON-BINDING) STOCKHOLDER PROPOSAL RELATED TO SPENDING BY DIGIRAD AT CERTAIN ANNUAL OR SPECIAL STOCKHOLDER MEETINGS

Red Oak has notified us that it intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders advise the board of directors that they wish for the Board to spend responsibly regarding efforts to succeed in any elections or proposals at contested annual or special meetings. Such responsible actions shall include: a) a limit to not spend more than $250,000 in total costs related to such contest, with such costs to include (but not be limited to) all legal, solicitor, consultant, press release and advertising, printing and mailing, and any other costs reasonably related to such contested meetings; and b) to provide transparency to stockholders regarding what amount was spent by the Company (at the contested meeting) no later than five days subsequent to when such meeting was held.”

Our Board of Directors Recommends A Vote Against This Proposal

Our board of directors has given careful consideration to this stockholder proposal and determined it is not in the best interest of the Company or its stockholders at this time, and recommends that you vote against it.

This proposal could impose unnecessary and arbitrary limits on the Company’s ability to execute on its long-term strategic plan and ensure that stockholders are able to realize appropriate value for their investment in Digirad. By imposing a limit on what the Company could spend in a proxy contest, particularly in a situation when the activist, such as Red Oak, is unlimited in its ability to spend as much as it determines, the Company’s ability to act in the best interests of all stockholders could be unnecessarily limited. The board of directors is focused on stockholder value and has taken a number of steps over the past two years to reduce expenses and return value to stockholders. The board of directors intends to be judicious with its use of the Company’s resources, but does not believe that a unilateral limit on expenditures of this sort is in the best interests of stockholders.

Effect of Proposal

Proposal 8 is not binding on the Company or the board of directors and approval by our stockholders of Proposal 8 will not, by itself, require Digirad to implement the requested policy on spending. The board of directors may take into account the voting results on Proposal 8 in making future decisions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL

CERTAIN EFFECTS OF THIS CONSENT SOLICITATION

Based on information publicly disclosed by the Company, for purposes of the Digirad Corporation 2004 Stock Incentive Plan, the Digirad 2011 Inducement Stock Incentive Plan (the “Plans”), and Jeffry R. Keyes’ executive employment agreement (collectively, the “Agreements”), election of all the Red Oak Nominees would constitute a change in Change in Control (as defined in the Agreements).

Pursuant to the Plans, in the event of a Change in Control as contemplated by a change in the composition of the board of directors, each award which is, at the time, outstanding under the Plans shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights, immediately prior to the specified effective date of such Change in Control.

Mr. Keyes’ employment agreement stipulates that a Change of Control includes the change in composition board of directors, and would automatically trigger Mr. Keyes’ severance benefits. Please see previous section titled “Potential Payments Upon Termination or Change of Control” for the benefits Mr. Keyes would receive should the Red Oak Nominees be elected at the Company’s 2013 annual meeting of stockholders.

RELATED PERSON TRANSACTIONS AND SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Related Person Transactions

Issuance of Stock Options

During the fiscal year ended December 31, 2012, we granted stock options to purchase an aggregate of 200,000 shares of our common stock to our current non-employee directors, valued at an aggregate $199,376 on the date of grant, as set forth in more detail in the Non-Employee Director Compensation Table. No restricted stock units were granted to non-employee directors during the fiscal year ended December 31, 2012.

Other Transactions

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law and may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

We believe that all of the transactions described above were on terms at least as favorable to us as they would have been had we entered into those transactions with unaffiliated third parties.

Policy Concerning Audit Committee Approval of Related Person Transactions

Our board of directors and audit committee has adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Digirad’s directors, executive officers and holders of more than 10% of its common stock to file with the SEC reports regarding their ownership and changes in ownership of Digirad’s securities. Based solely on a review of such filings and written representations from certain reporting persons, Digirad believes that during 2012, its directors, executive officers and 10% stockholders complied with all Section  16(a) filing requirements.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in next year’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act must be directed to the Corporate Secretary, Digirad Corporation, 13950 Stowe Drive, Poway, California 92064 and must be received by             , 201_. In order for proposals of stockholders made outside of Rule 14a-8 promulgated under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) promulgated under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by             , 201_. and must also be submitted in accordance with the requirements of our bylaws.

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 will be mailed to stockholders of record as of March 12, 2013.

A copy of our Annual Report on Form 10-K will also be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of Digirad at such date to any person who was a beneficial owner of our common stock on the Record Date. Requests should be directed to Investor Relations, Digirad Corporation, 13950 Stowe Drive, Poway, California 92064.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Digirad stockholders may be “householding” our proxy materials. In that event, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

GENERAL

Cost of Solicitation

As a result of the proxy contest initiated by Red Oak, we will incur substantial additional costs in connection with our solicitation of proxies. We have retained InvestorCom, Inc. (“InvestorCom”) to assist us in the solicitation of proxies for a fee of up to $50,000 plus out-of-pocket expenses. Our expenses related to the solicitation of proxies from stockholders this year will substantially exceed those normally spent for an annual meeting of stockholders. Such additional costs are expected to aggregate to approximately $300,000, exclusive of any costs related to any litigation in connection with the Annual Meeting. These additional solicitation costs are expected to include the fee payable to our proxy solicitor; fees of outside counsel to advise the Company in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of common stock; and the costs of retaining an independent inspector of election. To date, we have incurred approximately $50,000 of these solicitation costs.

Other Matters

Other than the Red Oak Proposals, the board of directors is not aware of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your shares of common stock will be voted in accordance with the best judgment of the designated proxy holders (who are identified on the enclosed proxy card).

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. YOUR VOTE IS EXTREMELY IMPORTANT, REGARDLESS OF HOW MANY OR HOW FEW SHARES YOU OWN. WE URGE YOU TO SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD PROMPTLY. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

By Order of the Board of Directors,

/s/ Jeffrey E. Eberwein
Jeffrey E. Eberwein
Chairman of the Board

Dated: March     , 2013

ANNEX A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION OF PROXIES

Under applicable SEC rules and regulations, members of the board of directors and certain executive officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about the persons who are “participants.”

Directors and Nominees

The following table sets forth the names and business addresses of the Company’s directors (each of whom, except for Mr. Clyde, is also a nominee for director), as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the directors is carried on. The principal occupations or employment of the Company’s directors are set forth under the caption “Proposal 1—Election of Directors” in this Proxy Statement.

Name	Business Name and Address
John M. Climaco	c/o Axial Biotech, Inc. 2749 East Parleys Way, Suite 200 Salt Lake City, UT 84109
Todd P. Clyde	c/o Digirad Corporation 13950 Stowe Drive Poway, CA 92064
Jeffrey E. Eberwein	c/o Digirad Corporation 13950 Stowe Drive Poway, CA 92064
Charles M. Gillman	c/o Digirad Corporation 13950 Stowe Drive Poway, CA 92064
James B. Hawkins	c/o Natus Medical Incorporated 1501 Industrial Road San Carlos, CA 94070
John W. Sayward	c/o Digirad Corporation 13950 Stowe Drive Poway, CA 92064

Certain Officers

The following table sets forth the name and principal occupation of the Company’s officers who are “participants.” The principal business address of each such person is c/o Digirad Corporation, 13950 Stowe Drive, Poway, CA 92064.

Name	Principal Occupation
Matthew G. Molchan	President
Jeffry R. Keyes	Chief Financial Officer

Information Regarding Ownership of the Company’s Securities by the Participants

Except as described in this Annex A or in this Proxy Statement, none of the persons listed above under the captions “Information about Director Nominees” or “Executive Officers” owns any securities of the Company of record that they do not own beneficially. The number of securities of the Company beneficially owned by directors and officers who are participants as of March 8, 2013 is set forth under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.

Information Regarding Transactions in the Securities of the Company by the Participants

The following table sets forth purchases and sales of the securities of the Company during the past two years by the persons listed above under the captions “Directors and Nominees” and “Certain Officers.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (03/08/11 through 03/08/13)

Name	Date	Number of Shares, Stock Options and RSUs Acquired or (Disposed of)	Notes
John M. Climaco	08/17/2012	40,000	Grant of stock options
Todd P. Clyde	04/27/2011	2,033	Vesting of RSU
	04/27/2011	(2,033)	Open market sale
	07/14/2011	4,330	Vesting of RSU
	07/14/2011	(4,330)	Open market sale
	10/11/2011	4,480	Vesting of RSU
	10/11/2011	(4,480)	Open market sale
	11/14/2011	(4,300)	Gift
	01/03/2012	7,000	Exercise of stock option
	01/03/2012	(7,000)	Open market sale
	01/17/2012	5,239	Vesting of RSU
	01/17/2012	(5,239)	Open market sale
	02/01/2012	7,000	Exercise of stock options
	02/01/2012	(7,000)	Open market sale
	02/29/2012	10,000	Exercise of stock options
	03/01/2012	7,000	Exercise of stock options
	03/01/2012	(7,000)	Open market sale
	04/02/2012	7,000	Exercise of stock options
	04/02/2012	(7,000)	Open market sale
	04/10/2012	4,817	Vesting of RSU
	04/10/2012	(4,817)	Open market sale
	05/01/2012	7,000	Exercise of stock options
	05/01/2012	(7,000)	Open market sale
	07/18/2012	5,028	Vesting of RSU
	07/18/2012	(5,028)	Open market sale
	10/10/2012	4,548	Vesting of RSU
	10/10/2012	(4,548)	Open market sale
	01/07/2013	5,682	Vesting of RSU
	01/07/2013	(5,682)	Open market sale
Jeffrey E. Eberwein	05/02/2012	62,500	Open market purchase
	05/03/2012	6,925	Open market purchase
	05/04/2012	300	Open market purchase
	05/08/2012	50	Open market purchase
	05/09/2012	200	Open market purchase
	05/10/2012	350	Open market purchase
	05/14/2012	100	Open market purchase
	05/15/2012	11,750	Open market purchase
	05/16/2012	2,850	Open market purchase
	05/17/2012	250	Open market purchase
	05/18/2012	16,410	Open market purchase

Name	Date	Number of Shares, Stock Options and RSUs Acquired or (Disposed of)	Notes
	05/02/2012	62,500	Open market purchase
	05/03/2012	6,925	Open market purchase
	05/04/2012	300	Open market purchase
	05/08/2012	50	Open market purchase
	05/09/2012	200	Open market purchase
	05/10/2012	350	Open market purchase
	05/14/2012	100	Open market purchase
	05/15/2012	11,750	Open market purchase
	05/16/2012	2,850	Open market purchase
	05/17/2012	250	Open market purchase
	05/18/2012	16,410	Open market purchase
	05/24/2012	1,300	Open market purchase
	08/17/2012	40,000	Grant of stock options
	08/17/2012	5,000	Open market purchase
	08/20/2012	5,000	Open market purchase
	08/21/2012	5,000	Open market purchase
	08/22/2012	5,000	Open market purchase
	08/23/2012	5,000	Open market purchase
	08/24/2012	5,000	Open market purchase
	08/27/2012	5,000	Open market purchase
	08/28/2012	5,000	Open market purchase
	08/29/2012	5,000	Open market purchase
	08/30/2012	5,000	Open market purchase
	08/31/2012	5,000	Open market purchase
	09/04/2012	5,000	Open market purchase
	09/05/2012	5,000	Open market purchase
	09/06/2012	5,000	Open market purchase
	09/07/2012	5,000	Open market purchase
	09/10/2012	5,000	Open market purchase
	09/11/2012	5,000	Open market purchase
	09/12/2012	5,000	Open market purchase
	09/13/2012	5,000	Open market purchase
	09/14/2012	5,000	Open market purchase
	09/17/2012	5,000	Open market purchase
	09/18/2012	5,000	Open market purchase
	09/19/2012	5,000	Open market purchase
	09/20/2012	5,000	Open market purchase
	09/21/2012	5,000	Open market purchase
	09/24/2012	5,000	Open market purchase
	09/25/2012	5,000	Open market purchase
	09/26/2012	5,000	Open market purchase
	09/27/2012	5,000	Open market purchase
	09/28/2012	5,000	Open market purchase
	10/01/2012	5,000	Open market purchase
	10/02/2012	5,000	Open market purchase
	10/03/2012	5,000	Open market purchase
	10/04/2012	5,000	Open market purchase
	10/05/2012	5,000	Open market purchase
	10/08/2012	3,013	Open market purchase

Name	Date	Number of Shares, Stock Options and RSUs Acquired or (Disposed of)	Notes
	10/09/2012	1,000	Open market purchase
	10/10/2012	2,460	Open market purchase
	10/11/2012	1,000	Open market purchase
	10/12/2012	1,000	Open market purchase
	10/15/2012	1,000	Open market purchase
	10/16/2012	1,280	Open market purchase
	10/17/2012	1,000	Open market purchase
	10/18/2012	5,000	Open market purchase
	10/19/2012	1,639	Open market purchase
	10/22/2012	1,960	Open market purchase
	10/23/2012	5,000	Open market purchase
	10/24/2012	5,000	Open market purchase
	10/25/2012	5,000	Open market purchase
	10/26/2012	5,000	Open market purchase
	10/31/2012	1,549	Open market purchase
	11/01/2012	1,000	Open market purchase
	11/02/2012	1,000	Open market purchase
	11/05/2012	5,000	Open market purchase
	11/06/2012	5,000	Open market purchase
	11/07/2012	5,000	Open market purchase
	11/08/2012	5,000	Open market purchase
	11/09/2012	5,000	Open market purchase
	11/12/2012	5,000	Open market purchase
	11/13/2012	5,000	Open market purchase
	11/14/2012	5,000	Open market purchase
	11/15/2012	5,000	Open market purchase
	11/16/2012	5,000	Open market purchase
	11/19/2012	5,000	Open market purchase
	11/20/2012	5,000	Open market purchase
	11/21/2012	5,000	Open market purchase
	11/23/2012	5,000	Open market purchase
	11/26/2012	5,000	Open market purchase
	11/27/2012	5,000	Open market purchase
	11/28/2012	5,000	Open market purchase
	11/29/2012	5,000	Open market purchase
	11/30/2012	5,000	Open market purchase
	12/03/2012	5,000	Open market purchase
	12/04/2012	1,099	Open market purchase
Charles M. Gillman	05/02/2012	62,500	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	05/03/2012	6,925	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	05/04/2012	300	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager

Name	Date	Number of Shares, Stock Options and RSUs Acquired or (Disposed of)	Notes
	05/08/2012	50	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	05/09/2012	200	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	05/10/2012	350	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	05/14/2012	100	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	05/15/2012	11,750	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	05/16/2012	2,850	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	05/17/2012	250	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	05/18/2012	16,410	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	05/24/2012	1,300	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	08/17/2012	40,000	Grant of stock options
	08/17/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	08/20/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	08/21/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	08/22/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	08/23/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	08/24/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	08/27/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager

Name	Date	Number of Shares, Stock Options and RSUs Acquired or (Disposed of)	Notes
	08/28/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	08/29/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	08/30/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	08/31/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/04/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/05/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/06/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/07/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/10/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/11/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/12/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/13/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/14/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/17/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/18/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/19/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager

Name	Date	Number of Shares, Stock Options and RSUs Acquired or (Disposed of)	Notes
	09/20/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/21/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/24/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/25/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/26/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/27/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	09/28/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/01/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/02/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/03/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/04/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/05/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/08/2012	3,013	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/09/2012	1,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/10/2012	2,460	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/11/2012	1,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager

Name	Date	Number of Shares, Stock Options and RSUs Acquired or (Disposed of)	Notes
	10/12/2012	1,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/15/2012	1,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/16/2012	1,280	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/17/2012	1,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/18/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/19/2012	1,639	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/22/2012	1,960	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/23/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/24/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/25/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/26/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	10/31/2012	1,549	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/01/2012	1,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/02/2012	1,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/05/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/06/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager

Name	Date	Number of Shares, Stock Options and RSUs Acquired or (Disposed of)	Notes
	11/07/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/08/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/09/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/12/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/13/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/14/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/15/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/16/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/19/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/20/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/21/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/23/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/26/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/27/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/28/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	11/29/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager

Name	Date	Number of Shares, Stock Options and RSUs Acquired or (Disposed of)	Notes
	11/30/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	12/03/2012	5,000	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
	12/04/2012	1,099	Open market purchase by Boston Avenue Capital LLC, of which Mr. Gillman is the Portfolio Manager
James B. Hawkins	08/17/2012	80,000	Grant of stock option
John W. Sayward	04/27/2011	29,520	Vesting of RSU
	05/11/2011	14,000	Grant of RSU
	08/30/2012	25,000	Vesting of RSU
Jeffry R. Keyes	09/06/2012	125,000	Grant of stock options
Matthew Molchan	—	—	—

Miscellaneous Information Concerning Participants

Except as described in this Annex A or in this Proxy Statement, no participant or any of their respective associates or affiliates (together, the “Participant Affiliates”) is either a party to any transaction or series of transactions since January 1, 2011, or has knowledge of any current proposed transaction or series of proposed transactions, (i) to which the Company or any of its subsidiaries was or is to be a participant; (ii) in which the amount involved exceeds $120,000; and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or in this Proxy Statement, (i) no participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company, any parent of the Company or any subsidiary of the Company; and (ii) no participant owns any securities of the Company of record but not beneficially.

Except as described in this Annex A or in this Proxy Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Annex A or in this Proxy Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate since January 1, 2011 with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex A or in this Proxy Statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

PRELIMINARY FORM OF PROXY CARD – SUBJECT TO COMPLETION

2013 ANNUAL MEETING OF STOCKHOLDERS OF

¢	¢

WHITE PROXY

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, CA 92064

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd P. Clyde or Jeffrey E. Eberwein, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2013 Annual Meeting of Stockholders of Digirad Corporation to be held on May 3, 2013 or at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS IDENTIFIED IN ITEMS 1, 2, 3 AND 4 AND “AGAINST” THE PROPOSALS IDENTIFIED IN ITEMS 5, 6, 7 AND 8. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: “FOR” THE PROPOSALS IDENTIFIED IN ITEMS 1, 2, 3 AND 4, “AGAINST” THE PROPOSALS IDENTIFIED IN ITEMS 5, 6, 7 AND 8 AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on the reverse side)

¢	¢

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

2013 ANNUAL MEETING OF STOCKHOLDERS OF

DIGIRAD CORPORATION

May 3, 2013

COMPANY NUMBER
ACCOUNT NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://drad.client.stockholder.com

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.  i

¢ 00033333333330001000 4	050313

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS IDENTIFIED IN ITEMS 1, 2, 3 AND 4 AND “AGAINST” THE PROPOSALS IDENTIFIED IN ITEMS 5, 6, 7 AND 8.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES:				FOR	AGAINST	ABSTAIN
	O John M. Cimaco O Jeffrey E. Eberwain O Charles M. Gillman O James B. Hawkins O John W. Sayward		2.	The ratification of the appointment of Ernst & Young LLP as the independent auditors for the fiscal year ending December 31, 2012.	☐	☐	☐

			3.	The advisory (non-binding) approval of non-employee director compensation.	☐	☐	☐
			4.	The advisory (non-binding) approval of named executive officer compensation.	☐	☐	☐
			5.	The advisory (non-binding) stockholder proposal related to chief executive officer stock ownership.	☐	☐	☐
			6.	The advisory (non-binding) stockholder proposal related to dilution.	☐	☐	☐
			7.	Stockholder proposal to amend the bylaws to allow the holders of 10% or more of the outstanding common stock to call a special meeting.	☐	☐	☐
			8.	The advisory (non-binding) stockholder proposal related to spending at certain annual or special stockholder meetings.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2012 Annual Report to Stockholders.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporation name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢	¢